UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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STANDARD PACIFIC CORP.
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STANDARD PACIFIC CORP.
26 Technology Drive
Irvine, California 92618-2338

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2011

The 2011 Annual Meeting of Stockholders of Standard Pacific Corp. will be held at 26 Technology Drive, Irvine, CA 92618, on Wednesday, May 18, 2011 at 10:30 a.m., local time, for the following purposes:

(1)	To elect eight directors to hold office until the 2012 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

(2)	To amend and restate our 2008 Equity Incentive Plan;

(3)	To provide stockholders an advisory vote on the compensation paid to the Company’s named executive officers (commonly referred to as "Say on Pay");

(4)	To provide stockholders an advisory vote on the frequency of future "Say on Pay" advisory votes;

(5)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2011;

(6)	To consider a stockholder proposal regarding the adoption of quantitative goals to reduce greenhouse gas emissions; and

(7)	To transact such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors recommends stockholders vote FOR proposals (1), (2), (3) and (5), for a 3 year frequency on future "Say on Pay" votes as described in proposal (4), and AGAINST proposal (6).

The Board of Directors has fixed the close of business on March 21, 2011 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting and any postponements or adjournments of the meeting.  The presence, either in person or by proxy, of persons entitled to vote a majority of the voting power of our capital stock that is entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business at the meeting.  To ensure that your vote is recorded, please provide your voting instructions as soon as possible, even if you plan to attend the meeting in person.  We encourage you to vote via the internet or by telephone.  If you requested a printed set of proxy materials, you also have the option of voting by completing, signing, dating and returning the proxy card that accompanied the printed materials.  Submitting your vote via the internet or by telephone or proxy card will not affect your right to vote in person if you decide to attend the annual meeting.

    We are pleased to take advantage of the rules that allow companies to furnish their proxy materials via the internet.  As a result, we are mailing to our stockholders a notice of internet availability of proxy materials instead of a paper copy of our proxy statement and our annual report to stockholders.  The notice of internet availability of proxy materials contains instructions on how to access those documents via the internet.  The notice of internet availability of proxy materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our annual report to stockholders and a form of proxy card or voting instruction card, as applicable.

By Order of the Board of Directors

JOHN P. BABEL

Secretary

Irvine, California
April 6, 2011

PROXY STATEMENT

STANDARD PACIFIC CORP.
26 Technology Drive
Irvine, California 92618-2338

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2011

GENERAL INFORMATION

This proxy statement contains information related to our annual meeting of stockholders to be held Wednesday, May 18, 2011, beginning at 10:30 a.m., local time, at our headquarters, located at 26 Technology Drive, Irvine, CA 92618, and at any and all postponements and adjournments thereof (the "Annual Meeting").  Your proxy for the meeting is being solicited by the Standard Pacific Corp. Board of Directors.  This proxy statement will be available on the internet, and the notice of internet availability of proxy materials is first being mailed to stockholders beginning on or about April 6, 2011.

The entire cost of this solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling and mailing the notice of internet availability of proxy materials. The Company may reimburse brokers or persons holding stock in their names or in the names of their nominees for their expenses in sending proxies and proxy materials to beneficial owners who request paper copies. Certain officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by mail, telephone, facsimile, e-mail or personally.

In accordance with the rules and regulations adopted by the SEC, we have elected to provide access to our proxy materials to our stockholders via the internet.  Accordingly, a notice of internet availability of proxy materials has been mailed to our stockholders. Stockholders have the ability to access the proxy materials at www.proxyvote.com, or request that a printed set of the proxy materials be sent to them, by following the instructions set forth on the notice of internet availability of proxy materials.  Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy materials.  This means that only one copy of our proxy materials or notice of internet availability of proxy materials, as applicable, may have been sent to multiple stockholders in the same house.  We will promptly deliver a separate notice of internet availability of proxy materials and, if applicable, a separate proxy statement and annual report, to each stockholder that makes a request using the procedure set forth on the notice of internet availability of proxy materials.

RECORD DATE AND VOTING

On March 21, 2011 (the "Record Date"), the Company had outstanding a total of 197,388,758 shares of Company common stock (the "Common Stock") and 450,829 shares of Series B Junior Participating Convertible Preferred Stock (the "Series B Preferred Stock" and, collectively with the Common Stock, the "Shares").  Holders of the Shares are entitled to receive notice of and to vote at the Annual Meeting.  As of the Record Date, the Shares were entitled to vote together on all matters upon which the holders of Common Stock are entitled to vote, with holders of the Common Stock (excluding the holder of the Series B Preferred Stock) entitled to 51% of the total voting power of the Shares and the holder of the Series B Preferred Stock entitled to 49% of the total voting power of the Shares (i.e., the combined voting power of the Common Stock and Series B Preferred Stock held by the holder of the Series B Preferred Stock equals 49%).

The presence, either in person or by proxy, of persons entitled to vote a majority of the voting power of the Shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting.

    The persons named in the accompanying proxy card will vote Shares represented by all valid proxies in accordance with the instructions contained thereon.  In the absence of instructions, Shares represented by properly completed proxies will be voted:

•
FOR the election of the directors of the Company designated herein as nominees (see "Proposal No. 1:  Election of Directors"), except that the holder of the Series B Preferred Stock will vote its Shares in the same proportion as other holders of Common Stock vote;

•	FOR approval of the amendment and restatement of the Company’s 2008 Equity Incentive Plan (see "Proposal No. 2: Amendment and Restatement of the 2008 Equity Incentive Plan");

•	FOR approval of the compensation of the Company’s named executive officers (see "Proposal No. 3: Advisory Vote on the Compensation of Named Executive Officers ("Say on Pay")");

•	FOR a 3 year frequency of stockholder "Say on Pay" advisory votes (see "Proposal No. 4: Advisory Vote on the Frequency of Future "Say on Pay" Advisory Votes");

•	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011 (see "Proposal No. 5: Ratification of Auditor"); and

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AGAINST approval of a stockholder proposal regarding the adoption of quantitative goals for the reduction of greenhouse gas emissions (see "Proposal No. 6: Stockholder Proposal Concerning the Adoption of Quantitive Greenhouse Gas Emissions Goals," including "Management’s Statement in Opposition to Proposal No. 6").

    Any stockholder may revoke his or her proxy at any time prior to its use by writing to the Secretary of the Company, by voting again via mail, telephone or the internet, or by attending the Annual Meeting and casting his or her vote in person.  A stockholder’s last timely vote will be the vote that is counted.

If your shares are held in a brokerage account or by another nominee, you are considered the "beneficial owner" of shares held in "street name", and the Notice is being forwarded to you by your broker or nominee (the "record holder") along with a voting instruction card.  As the beneficial owner, you have the right to direct your record holder regarding how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.  Rules of the New York Stock Exchange (the "NYSE") determine whether proposals presented at stockholder meetings are "routine" or "non-routine." If a proposal is routine, a broker or other entity holding shares for a beneficial owner in street name may vote on the proposal absent voting instructions from the owner.  If a proposal is non-routine, the broker or other entity may vote on the proposal only if the beneficial owner has provided voting instructions.  A "broker non-vote" occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide instructions.

Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by the Company to act as election inspectors for the meeting.  The election inspectors will treat abstentions and broker non-votes as Shares that are present and entitled to vote for purposes of determining the presence of a quorum.  For purposes of determining the outcome of any matter as to which a broker or nominee has physically indicated on the proxy or indicated electronically that it does not have discretionary authority to vote, those Shares will be treated as not present and not entitled to vote with respect to that matter (even though those Shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).  Under such circumstances, the broker non-vote will have no effect on the outcome of the vote on such proposal.

Stockholders can provide voting instructions by telephone by calling toll free 1-800-690-6903 from the U.S. or Canada, or via the internet at www.proxyvote.com at any time before 11:59 p.m. Eastern Time on May 17, 2011. Telephone and internet voting access is available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Time on May 17, 2011.  Please have your notice and proxy control number in hand when you telephone or visit the website.

BOARD OF DIRECTORS, COMMITTEES OF THE BOARD AND CORPORATE GOVERNANCE

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Company’s Chairman of the Board and Chief Executive Officer will be selected in the manner that the Board of Directors deems is in the best interest of the Company at a given point in time.  The Board does not have a policy as to whether the roles of Chairman and Chief Executive Officer should be separate or combined and, if the roles are to be separate, whether the Chairman should be selected from the non-employee directors or be an employee.  The Board believes that it is appropriate for the Company’s Chief Executive Officer to serve as a member of our Board of Directors.

In December 2008, our Board separated the roles of Chairman and Chief Executive.  At that time, Ronald R. Foell, an independent member of the Board of Directors who has served as a director of the Company since 1967, was appointed to serve as Chairman of the Board and Kenneth L. Campbell, an executive new to the homebuilding business, was elected to serve as our Chief Executive Officer.  The Board of Directors determined that separating the roles of Chairman and Chief Executive at that time provided the Company with the advantage of Mr. Foell’s homebuilding expertise and long history with the Company to complement Mr. Campbell’s fresh approach to the homebuilding business.

Our Corporate Governance Guidelines provide that our Chairman will also serve as the Company’s Lead Independent Director if the Chairman is independent.  In cases where the Chairman is not independent, the Chairman of the Nominating and Corporate Governance Committee will serve as our Lead Independent Director.  Since Mr. Foell is an independent member of the Board he also serves as our Lead Independent Director.  As Chairman of the Board and Lead Independent Director, Mr. Foell’s responsibilities include:

•	establishing the agenda for each meeting of the Board in consultation with the Chief Executive Officer and developing the agenda for each executive session of the independent directors;

•	convening and chairing each meeting of the Board and the regular executive sessions of the independent directors;

•	coordinating and developing the agenda for executive sessions of the independent directors;

•	coordinating feedback to the Chief Executive Officer on behalf of the independent directors regarding business issues and management;

•	reviewing, and approving if appropriate, requests for required approvals under the Company’s Code of Business Conduct and Ethics with regard to proposed Executive Officer and Director conduct; and

•	acting as the designated spokesperson for the Board when it is appropriate for the Board to comment publicly on any matter.

In addition to Mr. Foell, the chairman of each of the standing committees of our Board provides leadership to the Board within the area for which his committee is responsible. The following is a description of each of the standing committees of our Board of Directors.

Committees of the Board of Directors

    During 2010, our Board of Directors had standing Audit, Compensation, Nominating and Corporate Governance, and Executive Committees. The current membership of each committee is as follows, with the chairman of the committee listed first.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee
Douglas C. Jacobs	Bruce A. Choate	James L. Doti	Kenneth L. Campbell
Bruce A. Choate	F. Patt Schiewitz	Douglas C. Jacobs	Ronald R. Foell
F. Patt Schiewitz	James L. Doti	F. Patt Schiewitz	Douglas C. Jacobs

Audit Committee:  The Audit Committee, which held nine meetings during 2010, represents the Board in discharging its responsibilities relating to the accounting, reporting, and financial practices of the Company and its subsidiaries and is also responsible for providing oversight to the Company’s risk management function.  Under the Audit Committee’s charter, the committee is required to meet at least six times per year or more frequently as circumstances dictate. The Audit Committee has general responsibility for:

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overseeing the integrity of the Company’s accounting, auditing and financial reporting processes, the adequacy of the Company’s internal controls and the fullness and accuracy of the Company’s financial statements;

•
reviewing with management and the Company’s independent auditor the Company’s annual financial statements and Annual Report on Form 10-K and quarterly financial statements and Quarterly Reports on Form 10-Q prior to filing with the SEC;

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appointing the Company’s independent auditor, reviewing their independence, effectiveness and significant relationships with the Company (if any), and approving the hiring by the Company of current and  former employees of the independent auditor;

•	pre-approving all audit engagement fees and terms and all non-audit engagements with the Company’s independent auditor;

•	approving major changes to the Company’s internal auditing and accounting principles and practices;

•	overseeing the Company’s guidelines and policies with respect to risk assessment and risk management;

•	establishing, reviewing and updating a code of ethical conduct and a whistleblower complaint procedure;

•	reviewing legal compliance matters and the adequacy of the Company’s disclosure controls;

•	discussing the general types of information to be disclosed and presentation of earnings press releases;

•	reviewing annually the performance of the Committee and the contents of the Audit Committee charter; and

•	performing any other actions that the Board of Directors deems appropriate.

The Audit Committee has been established in accordance with applicable SEC rules and regulations, and all the members of the Audit Committee are independent directors as independence for audit committee members is defined in the NYSE listing standards.  In addition, the Board of Directors has determined that Douglas C. Jacobs qualifies as an "audit committee financial expert" within the meaning of applicable SEC rules and regulations.  Mr. Jacobs’ extensive background in accounting and finance, as described more particularly under the heading "Proposal No. 1–Election of Directors–Nominees for Election", qualifies him as our audit committee financial expert.

Compensation Committee:  The Compensation Committee, which held five meetings during 2010, represents the Board in discharging its responsibilities relating to the oversight of compensation paid to Company employees, directors and executives.  All of the members of the Compensation Committee are independent directors as defined under the NYSE listing standards, Section 162(m) of the Internal Revenue Code and SEC Rule 16b-3.

Under the Compensation Committee’s charter, the committee is required to meet at least four times per year or more frequently as circumstances dictate. The Compensation Committee has general responsibility for:

•	establishing the Company’s compensation philosophy, objectives and policies;

•	reviewing, establishing and approving compensation programs and levels of compensation for the Company’s directors and executive officers, including equity-based compensation awards;

•	administration of stock incentive plans (including the selection of employees to receive awards and the determination of the amount and the terms and conditions of such awards);

•
annually reviewing and appraising the performance of the Company’s Chief Executive Officer and providing developmental feedback to the Chief Executive Officer and, when appropriate, to the other executive officers of the Company;

•	making recommendations to the Board on management succession relating to the selection of the Chief Executive Officer and other executive officer positions; and

•	establishing and reviewing compliance with director and executive officer stock ownership guidelines.

In determining executive compensation, the Compensation Committee may take into consideration the research and recommendations provided by an independent consultant engaged directly by the committee, as well as recommendations made by the Company’s Chief Executive Officer. This process is described in greater detail in the "Compensation Discussion and Analysis" section which begins at page 26 of this proxy statement. The Compensation Committee generally does not delegate authority granted the committee by its charter.

    Nominating and Corporate Governance Committee:  The Nominating and Corporate Governance Committee held three meetings during 2010.  All of the members of the committee are independent directors as defined under the NYSE listing standards. The Nominating and Corporate Governance Committee’s charter requires that the committee meet at least once per year or more frequently as circumstances dictate, and that it will have general responsibility for:

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recommending the slate of directors to be nominated by the Board for election by the stockholders at the annual meeting of stockholders and reviewing and recommending candidates to fill vacancies on the Board;

•	recommending to the Board the composition of board committees;

•	developing and implementing the Company’s Corporate Governance Guidelines;

•	monitoring a process to assess the effectiveness of the Board;

•	making recommendations on executive succession; and

•	considering properly submitted stockholder proposals, including proposals that nominate candidates for membership on the Board.

    Executive Committee:  The Executive Committee, which held one meeting during 2010 but acted regularly by written consent, represents the Board of Directors in discharging all of its responsibilities between board meetings, and may generally exercise all of the powers of the Board of Directors, except those powers expressly reserved by applicable law to the Board of Directors or that must be made by independent directors, in the management and direction of the business and conduct of the affairs of the Company, subject to any specific directions given by the Board of Directors.

Board of Directors Meetings and Attendance

During 2010, the Company’s Board of Directors held ten meetings in addition to the committee meetings discussed above. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and committees on which he then served.  In addition, the Company’s non-management directors held four formal quarterly meetings without the presence of management (executive sessions), as well as a number of additional informal meetings without the presence of management, from time to time, as determined necessary by the Lead Independent Director. We do not have a policy requiring our Directors to attend our annual meeting.  The 2010 annual meeting of stockholders was attended by Kenneth L. Campbell and Bruce A. Choate.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with the Board of Directors, including the Lead Independent Director, by sending written communications to the attention of the Corporate Secretary at the Company’s principal executive offices listed on page 40 of this proxy statement. All such communications received by the Company are compiled by the Corporate Secretary and forwarded to the Lead Independent Director, Committee Chairman, or other directors as appropriate.

Corporate Governance Guidelines and Director Independence

Our Corporate Governance Guidelines provide a framework for our corporate governance initiatives and cover topics including, director independence, selection and composition of the Board of Directors and its committees, director compensation and performance of the Board of Directors. The Nominating and Corporate Governance Committee is responsible for, among other matters, overseeing and reviewing the guidelines and reporting and recommending to the Board of Directors any changes thereto.

The Corporate Governance Guidelines provide that a majority of the members of the Board of Directors must meet the criteria for independence as required by the NYSE listing standards. As set forth in the Corporate Governance Guidelines, a director will be independent only if the Board of Directors determines, after consideration of all relevant facts and circumstances, that such director is a person who is free from any relationship that would interfere with the exercise of independent judgment as a member of the Board of Directors. In making that determination, the Board of Directors has adopted the categorical standards relating to director independence set forth in Section 303A.02(b) of the NYSE listing standards.

    The Board of Directors has determined that each of its current members (except for Kenneth L. Campbell, David J. Matlin, and Peter Schoels) meet the aforementioned independence standards.  Mr. Matlin and Mr. Schoels do not meet the aforementioned independence standards because they are employed by MatlinPatterson Global Advisers LLC, an affiliate of MatlinPatterson, which was paid an advisory fee of $6.1 million by the Company in connection with the initial closing of MatlinPatterson’s investment transaction with the Company in June 2008.  Mr. Campbell does not meet the aforementioned independence standards because he serves as our Chief Executive Officer.

Director Identification, Qualification and Nominating Procedures

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying nominees for director, including considering potential director candidates who come to the committee’s attention through current officers, directors, professional search firms, stockholders or other persons. In addition, pursuant to the terms of a stockholder agreement (the "Stockholder Agreement") (described in more detail beginning on page 8 of this proxy statement under the heading "Certain Relationships and Related Transactions; Transactions with Related Persons") between the Company and the Company’s largest stockholder, MP CA Homes, LLC ("MatlinPatterson"), MatlinPatterson is entitled to designate up to one less than a majority of the total number of directors as nominees  for Board of Directors membership.  The Nominating and Corporate Governance Committee is required to nominate each such person designated by MatlinPatterson if the committee determines that such nominees possess the characteristics required by the Company’s governance standards, provided, that, the committee is not obligated to nominate any MatlinPatterson nominee if such nominee is an officer or director of:

•	any company that competes to any significant extent with the business of the Company or its subsidiaries in the geographic areas in which they operate;

•	another company that has a class of equity securities registered with the SEC and that is engaged in substantial homebuilding or land development activities within the United States; or

•
a company that does not have a class of equity securities registered with the SEC and that has annual revenues (in its most recently completed fiscal year) from homebuilding and land development activities within the United States of more than $200 million.

Once a potential nominee has been identified, the Nominating and Corporate Governance Committee evaluates whether the nominee has the appropriate skills and characteristics required to become a director in light of the then current make-up of the Board of Directors. This assessment includes an evaluation of the nominee’s judgment and skills, and the diversity of the nominee’s background and experience, such as depth of understanding of the Company’s industry, financial sophistication, leadership, objectivity and other factors deemed appropriate by the committee, all in the context of the perceived needs of the Board of Directors at that point in time.

In addition to the foregoing, the Company’s Corporate Governance Guidelines provide that each member of the Board of Directors should have the following minimum characteristics:

•	the highest character and integrity;

•	an ability and desire to make independent and thoughtful analytical inquiries;

•	meaningful experience at a strategy/policy setting level;

•	outstanding ability to work well with others;

•	sufficient time available to carry out the significant responsibilities of a member of the Board of Directors; and

•
freedom from any conflict of interest (other than employment by the Company in the case of an inside director) that would interfere with his or her independent judgment and proper performance of responsibilities as a member of the Board of Directors.

If a stockholder believes that he or she has identified an appropriate candidate willing to serve on the Company’s Board of Directors, that stockholder should submit the recommendation for consideration to the Nominating and Corporate Governance Committee to the attention of the Corporate Secretary at the Company’s principal executive offices listed on page 40 of this proxy statement.  The Nominating and Corporate Governance Committee will review properly submitted stockholder recommendations in the same manner as it evaluates all other nominees.

    In addition, the Company’s bylaws provide that nominations for the election of directors may be made by any stockholder entitled to vote in the election of directors; provided, however, that a stockholder may nominate a person for election as a director at a meeting of the stockholders only if written notice of such stockholder’s intent to make such nomination has been given to the Company’s Corporate Secretary at the Company’s principal executive offices not later than 90 days in advance of such meeting or, if later, the 7th day following the first public announcement of the date of such meeting. Each notice must set forth, among other things required by the Company’s bylaws: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting and nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and (v) the consent of each nominee to serve as a director of the Company if so elected.

Risk Oversight

The Audit Committee is responsible for overseeing the Company’s guidelines and policies with respect to risk assessment and risk management.  The Audit Committee includes a discussion with management of the potential risks and exposures the Company faces and the steps management is taking to identify and manage those risks on the agenda for its regularly scheduled February and July meetings each year, and the committee and/or the full Board may also discuss risk issues with management at other times as they arise.  In addition, the full Board of Directors takes responsibility for overseeing some larger areas of operational risk, such as significant land purchases and financings.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s employees, including its senior financial and executive officers, as well as the Company’s directors. The Company will disclose any material waivers of, or amendments to, any provision of the Code of Business Conduct and Ethics that applies to the Company’s directors and senior financial and executive officers on its website, www.standardpacifichomes.com or in a current report on Form 8-K, as required.

    In addition, the Company has adopted a whistleblower procedure pursuant to which employees have access to our Board of Directors and senior management to raise any concerns about unethical business practices and other Company related concerns in confidence.

Access to Corporate Governance Documentation and Other Information Available on Our Website

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, and the charters for each of the Audit, Compensation, Nominating and Corporate Governance, and Executive Committees are accessible via the Company’s website at www.standardpacifichomes.com.

Certain Relationships and Related Transactions; Transactions with Related Persons

Our Code of Business Conduct and Ethics and our Employment of Relatives Policy govern transactions between the Company and our directors, executive officers, and their immediate family members. The Code of Business Conduct and Ethics provides that no director, executive officer, or any of their immediate family members may, directly or indirectly, sell, buy, lease, or otherwise provide or receive any goods, property or services from the Company without the approval of our Lead Independent Director. Our Employment of Relatives Policy provides that the approval of our Lead Independent Director must be obtained prior to the Company or any subsidiary hiring, transferring or promoting a relative of a director or executive officer. These policies do not set forth any categorical standards that the Lead Independent Director is required to follow when determining whether to grant or deny approval. Rather, we rely on the good judgment and common sense of our Lead Independent Director to determine in each instance whether the proposed transaction is consistent with the principles underlying our policies.

While the Company does not have a general policy regarding transactions between the Company and beneficial owners of five percent or more of the Shares, the terms of the Stockholder Agreement between the Company and MatlinPatterson, that, as of the Record Date, held 49% of the voting power of the Shares, provides a framework pursuant to which the Company’s transactions with MatlinPatterson will be analyzed.  The Stockholder Agreement provides that transactions with MatlinPatterson or its affiliates, other than certain acquisitions of the Company’s capital stock that require the approval of stockholders, are required to be pre-approved by a majority of the non-management independent members of the Board of Directors.

To our knowledge, during 2010 there were no transactions between the Company and any of our directors, executive officers, five percent or greater beneficial owners of Shares, or any of the immediate family members of any of the foregoing persons that would be required to be reported in this proxy statement, except for those listed below.

In March 2010, one of the sons of Scott D. Stowell, our President and Chief Operating Officer, purchased a home at a Company community in Southern California.  The purchase price of $874,977 was established at arm’s length and approved by the Company’s Chairman of the Board and Lead Independent Director in accordance with the Company’s Code of Business Conduct and Ethics.

During 2010, the Company purchased finished lots in two master planned communities developed by Crescent Resources, LLC.  Crescent Resources, LLC is a land management and real estate development Company in which an affiliate of MatlinPatterson has a significant indirect ownership interest. The first transaction included the purchase of lots in Crescent’s Brushy Creek Community, located near Austin, Texas, for a total purchase price of approximately $5 million.  The second transaction included the purchase of lots in Crescent’s Chapel Cove community, located near Charlotte, North Carolina, for a total purchase price of approximately $2 million.  The purchase price for each transaction was established at arm’s length and was approved by a majority of the non-management independent members of the Board of Directors who were not affiliated with MatlinPatterson.  MatlinPatterson was not involved in the negotiation of these transactions and we do not believe they derived any direct or indirect benefits from the transaction other than the indirect benefits afforded to them as a result of their ownership interests in the Company and in Crescent.

As previously disclosed, in November 2010, the non-management independent members of the Board of Directors who were not affiliated with MatlinPatterson approved an amendment to the warrant to purchase Company stock held by MatlinPatterson.  The amendment provided for the mandatory exercise of the warrant in full for a cash payment of $187.5 million for all of the 89.4 million shares of common stock underlying the warrant no later than the business day immediately following the earlier of: (i) the consummation of the tender offers launched by the Company during November 2010 and (ii) the sixth month anniversary of the date the warrant was amended.  MatlinPatterson exercised the warrant in full, receiving 89.4 million shares of Company common stock in exchange for $187.5 million in cash, on December 21, 2010.  The Company’s independent Board members received independent legal and financial advice with respect to the transaction.

Proposal No. 1

ELECTION OF DIRECTORS

Our Board of Directors consists of a single class of eight members that are elected annually.  The Nominating and Corporate Governance Committee recommended, and the Board of Directors nominated, all eight of the Company’s current directors to stand for election at the Annual Meeting.  If elected, each nominee will serve until the 2012 annual meeting of stockholders or until the election and qualification of his respective successor.

Pursuant to the terms of the Stockholder Agreement between the Company and MatlinPatterson, MatlinPatterson is entitled to designate up to one less than a majority of the total number of directors as nominees for board membership.  The Company is (subject to certain exceptions discussed on page 6 of this proxy statement) required to nominate each director designated by MatlinPatterson, if the Nominating and Corporate Governance Committee determines that such nominees possess the characteristics required by the Company’s governance standards, and to have the Board of Directors recommend that stockholders vote for the election of each MatlinPatterson designated director.  MatlinPatterson has designated two persons, David J. Matlin and Peter Schoels, as director nominees.

MatlinPatterson is also required to use its reasonable best efforts to elect to the Board of Directors the independent directors nominated by the Nominating and Corporate Governance Committee.  However, pursuant to the Stockholder Agreement, MatlinPatterson is required to vote for or withhold authority for such nominees in the same proportion as all of the Company’s stockholders (other than MatlinPatterson and its affiliates) vote.

The qualifications of each director nominee are described below under the heading "Nominees for Election."

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

Assuming the presence of a quorum, directors will be elected by a plurality of the vote of the Shares present and entitled to vote at the Annual Meeting.  Broker non-votes will have no effect on the election of directors because such election is by a plurality vote.  Unless instructed otherwise in the proxy, the persons named on the enclosed proxy card will vote all proxies received by them in favor of election of the eight nominees described below.  The Board of Directors does not contemplate that any of its proposed nominees will become unavailable for any reason, but if such unavailability should occur before the Annual Meeting, proxies will be voted for another nominee selected by the Board of Directors.

Nominees for Election

    The Board of Directors has nominated Kenneth L. Campbell, Bruce A. Choate, James L. Doti, Ronald R. Foell, Douglas C. Jacobs, David J. Matlin, F. Patt Schiewitz and Peter Schoels for election as directors at the Annual Meeting.  Following is biographical information about each of the director nominees and reasons why the Nominating and Governance Committee and the Board determined that each of the director nominees should serve on the Board.

Name and Present Position, if any, with the Company	Age	Period Served as Director or Executive Officer of the Company and Other Business Experience During the Past Five Years
Kenneth L. Campbell(4)	54
Director since July 2008, Chief Executive Officer since December 2008. Partner of MatlinPatterson Global Advisers LLC, a private equity firm, from July 2007 to June 2009.  From May 2006 to May 2007, Mr. Campbell served as Chief Executive Officer and Director of Ormet Corporation.  Prior to that, Mr. Campbell served as Chief Financial Officer of RailWorks Corporation, from December 2003 to May 2006.  Before joining MatlinPatterson, Mr. Campbell spent a period of over 20 years serving in various restructuring roles at companies with significant operational and/or financial difficulties.  Our Board nominated Mr. Campbell because he is our Chief Executive Officer and the Board believes it is appropriate for the Company’s CEO to serve as a member of our Board of Directors.

Bruce A. Choate(1)(3)	63
Director since May 2007.  Since December 2002, Mr. Choate has served as Chief Executive Officer, President and Director of Watson Land Company, a privately-held real estate investment trust ("REIT") located in Carson, California.  Prior to December 2002, Mr. Choate served since 1991 as Watson Land Company’s Chief Financial Officer.  Mr. Choate also serves on the Board of Directors of AvalonBay Communities, Inc., a publicly traded apartment REIT, and is the Chairman of AvalonBay’s investment and finance committee and a member of its audit, and nominating and corporate governance committees.  Mr. Choate’s extensive background in the real estate industry, including his extensive real estate related accounting and financial expertise, led to our Board’s conclusion to nominate Mr. Choate for re-election as a member of our Board of Directors.

James L. Doti(2)(3)	64
Director since May 1995.  President of Chapman University since 1991 and the Donald Bren Distinguished Chair of Business and Economics.  Dr. Doti is also a Director of First American Corporation, a title insurance and financial services company, and serves as a member of its audit committee.  Dr. Doti’s in depth understanding of economics, including the current insights he obtains from the central role he plays in developing Chapman University’s annual economic forecast, led to our Board’s conclusion to nominate Dr. Doti for re-election as a member of our Board of Directors.

Ronald R. Foell(4)	81
Director since 1967, Chairman of the Board since December 2008.  Mr. Foell served as President of the Company from 1969 until October 1996.  Since October 1996 Mr. Foell has been a private investor.  Mr. Foell’s nearly half century of homebuilding experience and his forty-two year history with the Company led to our Board’s conclusion to nominate Mr. Foell for re-election as a member of our Board of Directors.

Name and Present Position, if any, with the Company	Age	Period Served as Director or Executive Officer of the Company and Other Business Experience During the Past Five Years
Douglas C. Jacobs(1)(2)(4)	69
Director since May 1998.  Executive Vice President—Finance and Chief Financial Officer of Brooklyn NY Holdings LLC, a privately held investment advisory company established to manage the assets of a family and a family trust since January 1, 2006.  Prior to that, Executive Vice President - Finance, Chief Financial Officer and Treasurer of the Cleveland Browns from March 2001 to December 2005.  Prior to that Mr. Jacobs, among other things, served as a Partner of the accounting firm of Arthur Andersen LLP.  Mr. Jacobs is also a Director of Stoneridge, Inc., a designer and manufacturer of electronic systems for motor vehicles, and a member of its compensation committee and Chairman of its audit committee.  Mr. Jacobs’ extensive background in accounting and finance, which qualifies him as our "audit committee financial expert" within the meaning of applicable SEC regulations, led to our Board’s conclusion to nominate Mr. Jacobs for re-election as a member of our Board of Directors.

David J. Matlin	49
Director since July 2008.  Chief Executive Officer of MatlinPatterson Global Advisers LLC, a private equity firm, since 2002.  Prior to July 2002, Mr. Matlin was a Managing Director at Credit Suisse First Boston, and head of their Distressed Securities Group since its formation in 1994.  Prior to joining CSFB, Mr. Matlin was Managing Director of distressed securities and a founding partner of Merrion Group, L.P., a successor to Scully Brothers & Foss L.P. (1988-1994).  Mr. Matlin is also a Director of Goss Graphics, Global Aero Logistics and serves as an Advisory Board member of Wharton Private Equity Partners (WPEP).  Mr. Matlin serves as a member of our Board pursuant to the terms of the Stockholder Agreement between the Company and its largest stockholder, MatlinPatterson.  In addition, the Board believes that Mr. Matlin’s extensive financial expertise makes it appropriate to nominate him for re-election as a member of our Board of Directors.

F. Patt Schiewitz(1)(2)(3)	60
Director since May 2007 and a private investor since March 2007.  Mr. Schiewitz served as a Managing Director—Investment Banking at JP Morgan Securities, Inc. from 2004 to March 2007, leading JP Morgan’s National Homebuilding Team.  Prior to that, from 1991 to 2004, Mr. Schiewitz led the National Homebuilding Team at Bank One and First Chicago NBD.  Mr. Schiewitz' extensive background and contacts in the finance side of the real estate industry led to our Board’s conclusion to nominate Mr. Schiewitz for re-election as a member of our Board of Directors.

Name and Present Position, if any, with the Company	Age	Period Served as Director or Executive Officer of the Company and Other Business Experience During the Past Five Years
Peter Schoels	37
Director since October 2009.  Managing Partner of MatlinPatterson Global Advisers LLC, a private equity firm, since July 2002.  Prior to July 2002, Mr. Schoels was a member of Credit Suisse’s Distressed Group which he joined in 2001.  He has made investments in North America, Latin America, Europe and the CIS.  Before joining Credit Suisse, Mr. Schoels was Director of Finance and Strategy for Tradeledger and KnowledgePlatform, both subsidiaries of Itim Group Plc (2000-2001).  Previously, he was Manager of Mergers and Acquisitions for Ispat International NV (now Mittal Steel), specializing in buying distressed steel assets in emerging markets (1998-2000).  Mr. Schoels serves on behalf of MatlinPatterson’s Fund II on the boards of Global Aviation Holdings, Inc. and the Supervisory Board of SecurLog GmbH.  Mr. Schoels was identified by, and serves as a member of our Board pursuant to the terms of the Stockholder Agreement between the Company and its largest stockholder MatlinPatterson.  In addition, the Board believes that Mr. Schoels’ extensive financial expertise makes it appropriate to nominate him for re-election as a member of our Board of Directors.

_________________________

(1)	Member of the Audit Committee.

(2)	Member of the Nominating and Corporate Governance Committee.

(3)	Member of the Compensation Committee.

(4)	Member of the Executive Committee.

Proposal No. 2

AMENDMENT AND RESTATEMENT OF THE 2008 EQUITY INCENTIVE PLAN

    On January 31, 2011, the Board of Directors authorized the amendment and restatement of our 2008 Equity Incentive Plan (the "2008 Plan"), subject to approval by the Company's stockholders at this Annual Meeting. The 2008 Plan was originally adopted by the Board on March 14, 2008 and approved by the Company's stockholders on May 20, 2008.  It was subsequently amended by the Board on July 11, 2008 and approved by the Company’s stockholders on August 18, 2008.

    Proposal No. 2 seeks approval of the amendment and restatement of the 2008 Plan to add 30,000,000 shares of common stock to the 2,486,733 shares available for issuance under the 2008 Plan for a total, as of March 1, 2011, of 32,486,733 shares, which represents approximately 9% of the Company's outstanding shares on a fully diluted basis, assuming conversion of all of the Company’s outstanding Series B Preferred Stock. The other features of the amended and restated 2008 Plan remain the same as under the terms of the 2008 Plan as previously approved by the Company's stockholders. In order for the amended and restated 2008 Plan to take effect, it must be approved by the Company's stockholders at the Annual Meeting.

Why You Should Vote For The 2008 Plan Amendment

    The Board recommends that the Company's stockholders approve the amended and restated 2008 Plan because it believes that stock-based incentive awards are an effective compensation tool to help achieve further alignment of management's and other employees' interests with those of the Company's stockholders.  Since 2009, the Company has moved from a compensation program focused on annual cash bonuses (which we believe lead to a shorter term focus) to a program that pays a significant portion of senior level annual bonuses in transfer restricted Company common stock.  With respect to annual bonuses payable for 2009 and 2010, rather than solely cash, our Chief Executive Officer and Chief Operating Officer received 65%, and our other named executive officers received 35-50%, of their annual bonuses in Company common stock subject to a transfer restriction that lapses with respect to 1/3 of the awarded shares on each of the first three anniversaries of the date of issuance. By providing our executives and other participants in the 2008 Plan with a more significant longer-term stake in the Company's success, we believe the interests of the participants are better aligned with those of the Company's other stockholders.  In addition, the Board believes that providing senior level management with the opportunity to earn an ownership stake in the Company strengthens the ability of the Company to attract and retain these executives, while motivating them to focus on strategies designed to increase stockholder value.  The Company is required by applicable NYSE regulations to obtain stockholder approval in order to increase the aggregate number of shares available for issuance under the 2008 Plan.

Section 162(m) of the Code

    The Board continues to believe that it is in the best interests of the Company and its stockholders to continue to provide for an incentive plan under which stock-based and qualifying cash compensation awards made to the Company's executive officers can qualify for deductibility by the Company for federal income tax purposes. Accordingly, the 2008 Plan has been structured in a manner such that awards under it can satisfy the requirements for "performance-based" compensation within the meaning of Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986 (the "Code").  "In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1 million paid in any one year to the Company's Chief Executive Officer or any of the Company's three other most highly compensated executive officers (other than the Company's Chief Financial Officer), such compensation must qualify as "performance-based." One of the requirements of "performance-based" compensation for purposes of Section 162(m) is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company's stockholders. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to the various types of awards under the 2008 Plan, each of these aspects is discussed below, and stockholder approval of the amended and restated 2008 Plan will constitute approval of each of these aspects of the amended and restated 2008 Plan for purposes of the approval requirements of Section 162(m).

Summary of the Plan

    The following is a description of the material features of the 2008 Plan. The description does not purport to be complete and is qualified in its entirety by reference to the full text of the amended and restated 2008 Plan which is attached to this proxy statement as Appendix A and incorporated herein by reference. Stockholders are encouraged to read the text of the amended and restated 2008 Plan in its entirety.

Purpose

    The purpose of the 2008 Plan is to enable the Company and its subsidiaries to attract, retain and motivate their directors, officers, employees and service providers, and to further align the interests of such persons with those of the stockholders of the Company by providing for or increasing the proprietary interest of such persons in the Company.

Eligible Participants

    Any person who is a current or prospective officer or employee of the Company or its subsidiaries, and any director of the Company or other service provider retained to provide consulting, advisory or other services to the Company or its subsidiaries, is eligible to be considered for the grant of awards under the 2008 Plan. As of March 1, 2011, approximately 778 employees and eight non-employee directors were eligible to participate in the 2008 Plan.

Available and Future Anticipated Uses of Shares; New Plan Benefits

    On March 1, 2011, 18,518,107 shares were covered by stock options granted under the Company's existing stock incentive plans, at exercise prices ranging from $0.67 to $43.53 per share, with a weighted average exercise price of $4.31 and a weighted average remaining term of 4.7 years.  In addition, 2,486,733 shares remained available for additional awards under the 2008 Plan as of such date.  If the amendment and restatement of the 2008 Plan is approved, 32,486,733 shares, plus any shares subject to outstanding awards under the 2008 Plan that on or after March 1, 2011 cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares), may be issued pursuant to awards granted under the 2008 Plan.  The aggregate number of shares issued under the 2008 Plan will equal only the number of shares actually issued upon exercise or settlement of an award and will not include shares subject to awards that have been canceled, expired or forfeited.

    The Committee currently anticipates that, if approved by stockholders, the number of shares authorized under the amended and restated 2008 Plan should be sufficient to meet the Company’s needs through 2018.  Shares authorized under the 2008 Plan are generally consumed by:

•
Director Compensation. $100,000 of the $180,000 in fees annually paid to the five independent non-MatlinPatterson members of our Board of Directors are paid in four equal quarterly installments of $25,000 in Company common stock.  The common stock issued is priced at the closing price of our common stock on each of March 31, June 30, September 30 and December 31.  For 2009 and 2010, our directors were issued an aggregate of 123,855 and 356,147 shares of common stock, respectively.  The issuance of this common stock to our directors consumed 185,783 and 534,221 shares, respectively, of the shares available for issuance under the plan, because each share of common stock issued under the plan consumes 1.5 available shares. Please see “Director Compensation” beginning on page 25 of this proxy statement for a more detailed discussion of the compensation paid to members of our Board of Directors.

•
Annual Bonuses.  Our named executive officers and other senior managers are paid a percentage of their annual bonus compensation in three year transfer restricted common stock, in percentages ranging from 65% for our Chief Executive Officer and our Chief Operating Officer, 35-50% for our other named executive officers and 35% for our Division Presidents.  Our Compensation Committee believes that paying a significant portion of annual bonuses in three year transfer restricted common stock helps to focus our managers on the longer term performance of the Company, because they will not be able to recognize the full value of their annual incentive bonuses unless the Company’s stock price on the dates that the transfer restrictions lapse is at or higher than the Company’s stock price on the date their incentive bonuses were paid.  Please see “Compensation Discussion and Analysis” beginning on page 26 of this proxy statement for a more detailed discussion of the Company’s annual bonus program.  For 2009 and 2010, our Company managers were issued an aggregate of 1,128,664 and 1,239,150 shares, respectively, of three year transfer restricted common stock.  This issuance of this common stock to our managers consumed 1,692,996 and 1,858,725 shares, respectively, of the shares available for issuance under the plan, because each share of common stock issued under the plan consumes 1.5 available shares.

•
Stock Option Grants.  The Compensation Committee utilizes stock options as part of the total compensation package offered to new management employees.  The committee believes that stock options are attractive to new management employees and are an effective compensation tool to help achieve further alignment of the new employee’s interests with those of the Company's stockholders. The committee may also, from time to time, grant stock options or other stock based awards to existing Company employees when the committee determines it is appropriate to do so. For 2009 and 2010, the committee granted 12,814,000 and 400,000 stock options, respectively, under the 2008 Plan.  For 2009, 6,000,000 of these options were awarded to Ken Campbell in connection with the commencement of his employment with the Company as a replacement for a similar equity interest he held in the Company indirectly through MatlinPatterson that he had to forgo when he became a full time employee of the Company.  An additional 6,424,000 of these options were granted to our employees in lieu of the payment of cash bonuses with respect to calendar year 2008.  The remaining 390,000 options were granted in connection with the commencement of employment of our Senior Vice President of Mergers and Acquisitions and in connection with various promotions. For 2010, the 400,000 stock options awarded represented an employment inducement grant to our new Executive Vice President and Chief Marketing Officer, Wendy Marlett.

    Participation in the 2008 Plan is at the discretion of the administrator. Accordingly, future participation by executive officers, other employees and directors under the 2008 Plan is not determinable.  The 2008 Plan is not exclusive and does not limit the authority of the Board or the administrator to adopt such other incentive arrangements as they may deem desirable.

Tax Code Limitations

    The aggregate number of shares subject to awards granted under the 2008 Plan during any calendar year to any one participant shall not exceed 3,000,000. The aggregate number of shares that may be issued pursuant to the exercise of incentive stock options granted under the 2008 Plan shall not exceed 28,000,000, which number is subject to antidilution adjustment to the extent that such adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Code Section 422. The maximum cash amount payable pursuant to that portion of an incentive bonus granted in any calendar year to any participant under the 2008 Plan that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code shall not exceed $10,000,000.

Director Awards

    The aggregate number of shares subject to options and stock appreciation rights granted under the 2008 Plan during any calendar year to any one non-employee director shall not exceed 250,000, and the aggregate number of shares issued or issuable under all awards other than options or stock appreciation rights during any calendar year to any one non-employee director shall not exceed 250,000.

Administration

    The 2008 Plan is administered by our Compensation Committee , which consists of the Board of Directors consisting of two or more directors, each of whom is (1) a "non-employee director" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, and (2) is an "outside director" within the meaning of the regulations adopted under Section 162(m), provided however, that with respect to any award that is not intended to satisfy the conditions of Rule 16b-3 under the Exchange Act or Section 162(m)(4)(c), the Compensation Committee may appoint one or more separate committees composed of one or more directors of the Company (who may but need not be members of the Compensation Committee of the Company) and may delegate to any such subcommittees the authority to grant awards under the 2008 Plan to eligible persons, to determine all terms of such awards, and to administer the plan or any aspect of it. Subject to the provisions of the 2008 Plan, the administrator has the power to do all things necessary or desirable in connection with the administration of the 2008 Plan.

Amendments

    The Board may amend, alter or discontinue the 2008 Plan or any agreement or other document evidencing an award made under the plan, but, except as provided pursuant to the anti-dilution adjustment provisions of the plan, no such amendment may be made without the approval of the stockholders of the Company if it would:

•	increase the maximum number of shares of common stock for which awards may be granted;

•	reduce the price at which options or stock appreciation rights may be granted below the price provided for in the plan;

•	reduce the exercise price of outstanding options;

•	extend the term of the plan;

•	change the class of persons eligible to participate in the plan;

•	increase the maximum awards that may be granted during any calendar year to any one eligible person; or

•	increase the number of shares that are eligible for incentive stock awards.

   No amendment may impair the rights of any participant under an award without their consent, provided that no consent is required prior to any change of control of the Company if the amendment is advisable in order for the Company, plan or award to satisfy any law or regulation, or meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

Awards

    The 2008 Plan authorizes the administrator to grant awards to eligible participants in the form of incentive and nonqualified stock options, stock appreciation rights, restricted stock and restricted stock units, any of which may be performance-based, and for incentive bonuses, which may be paid in cash or stock or a combination thereof.

Stock Options

    The administrator of the 2008 Plan may grant an option to purchase common stock of the Company, either from time to time in the discretion of the administrator or automatically upon the occurrence of specified events, such as the achievement of performance goals, or the satisfaction of an event or condition. Options may be incentive stock options that qualify under Code Section 422 ("Incentive Stock Options") or nonstatutory stock options ("Nonqualified Stock Options").

    The exercise price per share of common stock subject to an option granted under the 2008 Plan must equal or exceed 100% of the fair market value of such common stock on the date the option is granted, except that:

•
the exercise price of an option may be higher or lower in the case of options granted to an employee of a company acquired by the Company in assumption and substitution of options held by such employee at the time such company is acquired; and

•
the exercise price of an incentive stock option granted to an individual owning more than 10% of the combined voting power of all classes of Company stock must equal or exceed 110% of the fair market value of such common stock.

    In no event will the exercise price per share of common stock subject to an option that is intended to qualify as "performance based compensation" under Section 162(m) be less than 100% of the fair market value of such common stock on the date the option is granted. On March 1, 2011, the fair market value of a share of common stock of the Company was $3.81.

    Unless the administrator provides for a shorter period, the maximum term of an option granted under the 2008 Plan, including any Incentive Stock Options, will be seven years from the date of its grant, except that Incentive Stock Options granted to an individual who, at the time the option is granted to such individual, owns more than 10% of the combined voting power of all classes of stock of the Company will have a term no greater than five years from the date of grant. Options granted under the 2008 Plan will vest according to a schedule determined by the administrator.

    The administrator will determine the acceptable forms of payment of the exercise price of an option, which may include: (1) cash, (2) shares of capital stock of the Company, (3) an irrevocable commitment by a broker to pay over the amount from a sale of shares issuable under an option, (4) delivery of previously owned shares, (5) withholding of shares or (6) any combination of the above.

Incentive Bonus

    An incentive bonus award is an award which confers upon the participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a specified performance period of not less than one year or, for incentive bonus awards settled solely in cash, not less than one calendar quarter. The maximum amount payable pursuant to an incentive bonus award granted under the 2008 Plan for any fiscal year to any participant that is intended to satisfy the requirements for "performance based compensation" under Section 162(m) cannot exceed $10,000,000.

Restricted Stock and Restricted Stock Units

    Restricted stock is an award or issuance of shares of common stock of the Company the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the administrator deems appropriate. Restricted stock units are awards denominated in units of shares of common stock of the Company under which the issuance of shares is subject to such conditions (including continued employment or performance conditions) and terms as the administrator deems appropriate. An award with a vesting schedule that is not at least partially based on performance criteria cannot vest in less than 36 months, and an award with a vesting schedule that is at least partially performance-based cannot vest in less than 12 months from the date of grant, except for incentive stock awarded to non-employee directors and in the case of the death or disability of a participant or a change of control of the Company. The administrator will determine the extent to which awards of restricted stock and restricted stock units may be settled in cash, shares of common stock of the Company, or a combination of the above. Participants receiving restricted stock awards are entitled to the voting and dividend rights of the shares of common stock underlying the awards. Participants receiving restricted stock unit awards are not entitled to the voting rights of the underlying shares of common stock, and are entitled to the dividend rights only to the extent determined by the administrator.

Stock Appreciation Rights

    A stock appreciation right is an award pursuant to which a participant may be entitled to receive the amount, if any, by which the fair market value of the common stock of the Company on the date of exercise exceeds a measurement value. The measurement value of a stock appreciation right must equal or exceed the fair market value of a share of common stock of the Company on the date of the grant. The grant, retention, vesting and/or transferability of the stock appreciation right is subject during specified periods of time to such conditions and terms as the administrator of the 2008 Plan deems appropriate. The vesting of an award will be over a period of not less than one year, except for stock appreciation rights awarded to non-employee directors and in the case of death or disability of a participant or a change of control of the Company. The stock appreciation right may be paid in cash or shares of common stock of the Company or a combination of the two, in the discretion of the administrator. Unless the administrator provides for a shorter period, the maximum term of a stock appreciation right granted under the 2008 Plan will be seven years from the date of grant.

Performance Criteria

    For purposes of the 2008 Plan, qualifying performance criteria means the following criteria, individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, subsidiary or one or more joint ventures, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the administrator in the award:

•	revenue (including homebuilding and/or financial services revenue);

•
profit or earnings (including net income, operating income, pretax income, income from joint ventures and/or discontinued operations, earnings, earnings per share and earnings before any one or more of interest, taxes, depreciation and amortization);

•	debt levels and leverage and liquidity measures (including borrowing capacity, liquidity criteria, interest coverage ratio, debt to capital, and debt to equity or other leverage criteria);

•	cash balance or cash flow (including cash flow, before or after dividends and cash from operations);

•
operating measures consisting of gross, operating or pretax margin, SG&A ratio, overhead or other cost reduction, orders, backlog, deliveries, inventory turnover, increase or reduction, completed and unsold inventory, homes under construction, speculative homes under construction, cancellation or order rates, revenue or deliveries per employee, homes under construction to backlog ratio, lot supply or land position;

•	Company fundamentals consisting of stock price, market capitalization, shareholders' equity or book value per share, and economic value added;

•	returns (including return on equity, capital, inventory, assets, operating revenue, and stockholder return);

•
other measures consisting of market share, customer service, customer or employee satisfaction, brand acceptance and recognition, product development, release or innovation, asset acquisition or sales (including division acquisitions or sales); and

•	contractual compliance (including maintaining compliance, obtaining waivers of non-compliance, or obtaining amendments of contractual covenants).

    Prior to the grant of an award, the administrator will determine whether or not it will appropriately adjust any evaluation of performance under the applicable performance criteria with respect to an award to exclude any of the following events that occur during a performance period:

•	asset write-downs;

•	litigation, claims, judgments or settlements;

•	the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results;

•	accruals for reorganization and restructuring programs;

•	accruals of any amounts for payment under the plan or any other compensation arrangement maintained by the Company; and

•
any extraordinary non-recurring items as described in the applicable accounting literature and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to stockholders for the applicable year.

Change of Control of the Company

    Unless the administrator provides otherwise in an award agreement, the administrator has the discretion to provide that a change of control of the Company will have such effect as specified by the administrator, or no effect.

Deferral

    The administrator has the discretion to provide that payment of awards granted under the 2008 Plan may be deferred by the recipient to the extent permitted under Section 409A(a)(1)(B) of the Code.

Termination

    The 2008 Plan will terminate on the tenth anniversary of the approval of its amendment and restatement by the Company's stockholders, unless the Board of Directors terminates it sooner.

Federal Income Tax Treatment

    The following is a brief description of the federal income tax treatment that generally applies to awards made under the 2008 Plan, based on federal income tax laws currently in effect. The exact federal income tax treatment of awards will depend on the specific nature of any such award and the individual tax attributes of the award recipient. This summary is not intended to be a complete analysis and discussion of the federal income tax treatment of the 2008 Plan, and does not discuss gift or estate taxes or the income tax laws of any municipality, state or foreign country.

Incentive Stock Options

    Options granted under the 2008 Plan may qualify as Incentive Stock Options within the meaning of Code Section 422. If an optionee exercises an Incentive Stock Option in accordance with its terms and does not dispose of the shares acquired within two years from the date of the grant of the Incentive Stock Option or within one year from the date of exercise (the "Required Holding Periods"), an optionee generally will not recognize ordinary income and the Company will not be entitled to any deduction, on either the grant or the exercise of the Incentive

Stock Option. An optionee's basis in the shares acquired upon exercise will be the amount paid upon exercise. Provided an optionee holds the shares as a capital asset at the time of sale or other disposition of the shares, an optionee's gain or loss, if any, recognized on the sale or other disposition will be capital gain or loss. The amount of an optionee's gain or loss will be the difference between the amount realized on the disposition of the shares and the optionee's basis in the shares. The gain or loss will be long-term capital gain or loss if the shares are held for at least one year after exercise of the option; otherwise, it will be short-term.

    If, however, an optionee disposes of the acquired shares at any time prior to the expiration of the Required Holding Periods, then (subject to certain exceptions), the optionee will recognize ordinary income at the time of such disposition which will equal the excess, if any, of the lesser of (1) the amount realized on such disposition or (2) the fair market value of the shares on the date of exercise, over the optionee's basis in the shares. The Company generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by an optionee. Any gain in excess of such ordinary income amount will be a short-term or long-term capital gain, depending on the optionee's holding period. If an optionee disposes of such shares for less than the optionee's basis in the shares, the difference between the amount realized and the optionee's basis will be short-term or long-term capital loss, depending upon the holding period of the shares.

Nonqualified Stock Options

    In general, there are no tax consequences to the optionee or to the Company on the grant of a Nonqualified Stock Option. Upon exercise, however, the optionee generally will recognize ordinary income equal to the excess of the fair market value of the shares as of the exercise date over the purchase price paid for such shares, and the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee. Provided the shares received under a Nonqualified Stock Option are held as a capital asset, upon the subsequent disposition of the shares the optionee will recognize capital gain or loss in an amount equal to the difference between the proceeds received upon disposition and his or her basis for the shares. The basis will be equal to the sum of the price paid for the shares and the amount of income realized upon exercise of the option. Any capital gain or loss to the optionee will be characterized as long-term or short-term, depending upon the holding period of the shares.

Stock Appreciation Rights

    Generally, the recipient of a Stand-Alone SAR will not recognize any taxable income at the time the Stand-Alone SAR is granted. If the employee receives the appreciation inherent in the SARs in cash, the cash will be taxable as ordinary compensation income to the employee at the time that it is received. If the employee receives the appreciation inherent in the Stand-Alone SARs in stock, the employee will recognize ordinary compensation income equal to the excess of the fair market value of the stock on the day it is received over any amounts paid by the employee for the stock.

    With respect to Tandem SARs, if a holder elects to surrender the underlying option in exchange for cash or stock equal to the appreciation inherent in the underlying option, the tax consequences to the employee will be the same as discussed above relating to Stand-Alone SARs. If the employee elects to exercise the underlying option, the holder will be taxed at the time of exercise as if he or she had exercised a nonqualified stock option (discussed above), i.e., the employee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares over the exercise price.

    In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of Stand-Alone SARs or Tandem SARs. However, upon the exercise of either a Stand-Alone SAR or a Tandem SAR, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that the employee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

Restricted Stock and Restricted Stock Units

    Upon grant of restricted stock or restricted stock unit, a participant generally will not have taxable income. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (i) freely transferable or (ii) no longer subject to substantial risk of forfeiture (e.g., vested). However, a holder of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the award less any amount paid for the shares on the date the award is granted. The Company generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income.

Incentive Bonus

    Receipt of a cash incentive bonus will cause the participant to recognize ordinary income with respect to such award at the earliest time at which the participant has an unrestricted right to receive the amount of the cash payment, and the Company will be entitled to a corresponding deduction.

Golden Parachute Provisions

    The terms of awards granted under the 2008 Plan may provide for accelerated vesting or payment of an award in connection with a change of control of the Company. In that event and depending upon the individual circumstances of the recipient, certain amounts with respect to such awards may constitute "excess parachute payments" under the "golden parachute" provisions of the Code. Pursuant to these provisions, a participant will be subject to a 20% excise tax on any "excess parachute payments" and the Company will be denied any deduction with respect to such payment.

Withholding Taxes

    The Company will generally be required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with awards made under the 2008 Plan. Whether or not such withholding is required, the Company will make such information reports to the Internal Revenue Service as may be required with respect to any income (whether or not that of an employee) attributable to transactions involving awards.

EQUITY COMPENSATION PLAN INFORMATION

    The following table provides information as of December 31, 2010 with respect to the shares of Common Stock that may be issued under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities listed in column (a)) (c)
Equity compensation plans approved by stockholders(1)(3)	18,512,763	$4.34	4,279,893
Equity compensation plans not approved by stockholders(2)(3)	117,442	$24.07	—
Total	18,630,205	$4.46	4,279,893
_________________________

(1)
Consists of the 2000 and 2005 Stock Incentive Plans and the 2008 Plan.  No additional awards will be made under any plan other than the 2008 Equity Incentive Plan. Under the 2008 Plan each stock award that is other than a stock option or stock appreciation right consumes 1.5 available shares for every 1 awarded share.

(2)	Consists of awards under our 2001 Non-Executive Officer Stock Incentive Plan, approved by our Board of Directors on April 24, 2001. No additional awards will be made under this plan.

(3)
Each plan is administered by the Compensation Committee of the Board of Directors.  The 2008 Plan, which is the only plan pursuant to which future awards may be made, provides the committee discretion to award options, incentive bonuses or incentive stock to employees, directors, and executive officers of the Company and its subsidiaries.  The committee is also authorized to amend, alter or discontinue each plan, except to the extent that it would impair the rights of a participant.  Generally, each option granted under each plan will be exercisable no earlier than one year and no later than seven years from the date of grant, at an exercise price per share equal to or greater than the fair market value of Common Stock on the date of grant. In addition, options may not be repriced without the prior approval of the Company’s stockholders.  Incentive bonus and incentive stock awards granted under each plan may be subject to performance criteria or other conditions designated by the committee at the time of grant.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 2.

    Assuming the presence of a quorum at the Annual Meeting, under our Bylaws, the affirmative vote of the holders of a majority of the Shares present in person or by proxy and entitled to vote on the proposal is necessary to approve this Proposal No. 2, provided that the total votes cast on the proposal represent over 50% of the voting power of the Shares entitled to vote.  As a result, abstentions will be treated as a vote against the proposal, whereas broker non-votes will have no effect on the outcome of the vote (assuming the total vote cast in the proposal represents over 50% of the voting power of the Share entitled to vote). Unless instructed otherwise in the proxy, the persons named in the accompanying form of proxy will vote all proxies for Proposal No. 2.

Proposal No. 3

ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

    Stockholders will be given the opportunity to vote on the following advisory resolution (commonly referred to as "Say on Pay"):

    RESOLVED, that the stockholders of Standard Pacific Corp. hereby approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and compensation tables (and accompanying narrative disclosures) set forth in this proxy statement.

Background on Proposal

    In accordance with the Dodd-Frank Act and related SEC rules, stockholders are being given the opportunity to vote at the annual meeting on this advisory resolution regarding the compensation of our named executive officers.

    As described in the Compensation Discussion and Analysis, which begins at page 26, our executive compensation program is designed to attract and retain key executives, support our business strategy through a "pay for performance" philosophy, and align the long-term interests of our executives with those of our stockholders.  For a comprehensive description of our executive compensation program, philosophy and objectives, including the specific elements of executive compensation that comprised the program in 2010, please refer to the Compensation Discussion and Analysis.  The Summary Compensation Table and other executive compensation tables (and accompanying narrative disclosures) that follow it, beginning on page 33, provide additional information about the compensation that we paid to our named executive officers with respect to 2010.

Effects of Advisory Vote

    Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our named executive officers and will not be binding on the Board or the Compensation Committee.  However, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.

    THE BOARD OF DIRECTORS RECOMMEND THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE RESOLUTION SET FORTH ABOVE REGARDNG THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

    Assuming the presence of a quorum at the Annual Meeting, under our Bylaws, the affirmative vote of a majority of the Shares present in person or by proxy and entitled to vote on the proposal is necessary for its approval.  As a result, abstentions will be treated as votes against the proposal, whereas broker non-votes will have no effect on the outcome of the vote.  Unless instructed otherwise in the proxy, the persons named in the accompanying form of proxy will vote all proxies for the proposal.

Proposal No. 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE "SAY ON PAY" ADVISORY VOTES

    Stockholders will be given the opportunity to vote on the following advisory resolution:

    RESOLVED, that stockholders shall be given the opportunity to vote on an advisory resolution regarding the compensation of the Company’s named executive officers (vote for one alternative only):

• every year;

• every two (2) years; or

• every three (3) years.

Background on Proposal

    In accordance with the Dodd-Frank Act and related SEC rules, stockholders are being given the opportunity to vote at the annual meeting on an advisory resolution regarding the compensation of our named executive officers (commonly referred to as "Say on Pay").  See Proposal 3 beginning on page 21.  The Dodd-Frank Act and applicable SEC rules also require that, at least once every six years, stockholders be given the opportunity to vote on the advisory resolution set forth above regarding the frequency of future stockholder advisory votes on the compensation of our named executive officers.

    Stockholders may vote to recommend that future stockholder advisory votes on the compensation of our named executive officers be held every year, every two years or every three years.  The Board of Directors believes that future stockholder advisory votes on the compensation of our named executive officers should occur every three years because a triennial vote will provide stockholders with a more appropriate time period to evaluate the effectiveness of the Company’s compensation program, which is designed to support long-term value creation and to incentivize and reward positive Company performance over a multi-year period.  Conversely, annual or biennial votes would not allow a sufficient time to evaluate the effectiveness of modifications to the Company’s compensation program that have a multi-year focus.

Effects of Advisory Vote

    Because the vote on this proposal is advisory in nature, it will not be binding on the Board of Directors.  However, the Board of Directors will consider the outcome of the vote along with other factors when making its decision about the frequency of future stockholder advisory votes on the compensation of our named executive officers.

    THE BOARD OF DIRECTORS RECOMMEND THAT STOCKHOLDERS VOTE IN FAVOR OF HOLDING FUTURE STOCKHOLDER ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY 3 YEARS.

    The frequency option (i.e., every year, every two years or every three years) that receives a plurality of votes cast on this proposal will be deemed the preferred option of stockholders.  Unless instructed otherwise in the proxy, the persons named in the accompanying form of proxy will vote all proxies for the option of three years for the frequency of future advisory votes to approve named executive officer compensation.

Proposal No. 5

RATIFICATION OF AUDITOR

The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011, and the Board of Directors and the Audit Committee recommend that the stockholders ratify this appointment.

Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011 is not required. However, the Board of Directors and the Audit Committee are submitting the matter to stockholders for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2011, the Audit Committee will consider the appointment of another independent registered public accounting firm. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee may terminate the appointment of Ernst & Young LLP as our independent registered public accounting firm without the approval of stockholders whenever the Audit Committee deems such termination appropriate.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

Assuming the presence of a quorum at the Annual Meeting, under our Bylaws, the affirmative vote of a majority of the Shares present in person or by proxy and entitled to vote on the proposal is necessary for its approval. As a result, abstentions will be treated as votes against the proposal.  Unless instructed otherwise in the proxy, the persons named in the accompanying form of proxy will vote all proxies for the proposal.

Proposal No. 6

STOCKHOLDER PROPOSAL CONCERNING THE ADOPTION OF QUANTITATIVE GREENHOUSE GAS EMISSIONS GOALS

The Company has received a stockholder proposal from The Nathan Cummings Foundation ("NCF"), located at 475 Tenth Avenue, 14th Floor, New York, New York 10018. NCF has requested that the Company include the following proposal in its Proxy Statement for the 2011 Annual Meeting of Stockholders, and if properly presented this proposal will be voted on at the Annual Meeting. NCF has advised us that it beneficially owns approximately 170 shares of our Common Stock which were valued at $644 as of the Record Date. This stockholder proposal has been co-sponsored by the General Board of Pension and Health Benefits of The United Methodist Church, located at 1201 Davis Street, Evanston, Illinois 60201-4118, which has advised us that it beneficially owns 30,790 shares of Common Stock which were valued at $116,694 as of the Record Date.  The stockholder proposal is included verbatim in italics below.

The Intergovernmental Panel on Climate Change (IPCC) has suggested that warming of the climate system is unequivocal, that a link exists between global warming and greenhouse gas emissions (GHG) and that human activity is the primary contributor.  As a result, debate surrounding climate change now focuses not on whether a problem exists, but rather on the best means for abatement and adaptation.

The IPCC report, Climate Change 2007: Impacts, Adaptation and Vulnerability, concludes, "Taken as a whole, the range of published evidence indicates that the net damage costs of climate change are likely to be significant and to increase over time."  The Stern Review: The Economics of Climate Change reports that the concentration of greenhouse gases in the atmosphere could reach double its pre-industrial level as early as 2035.  In addition, it reports that the overall costs of climate change will be equivalent to losing at least 5% of global GDP each year now and into the future.  Moreover, if a wider range of potential impacts is taken into account, the estimates of damage could rise to 20% of GDP or more.  In addition, the consequences of a rise in global temperatures are expected to have significant adverse impacts and important economic implications for select markets and industries, including companies in the homebuilding industry, some of whose products can have relatively large carbon footprints.

Architect 2030, a non-profit, non-partisan, independent agency, reports that the building sector is responsible for 50.1% of total annual US energy consumption, and 49.1% of total annual US GHG emissions. The EPA estimates that the residential end-use sector accounted for 21% of C02 emissions from fossil fuel combustion in 2008. With residential end-use accounting for such a high proportion of GHG emissions stemming from fossil fuel combustion, a number of recent studies appearing in The McKinsey Quarterly have focused on energy efficiency improvements in residential dwellings as a potential source of emission reductions.  These studies note in particular that the residential sector represents the single-largest opportunity to raise energy productivity and that nearly a quarter of cost-effective GHG abatement potential involves efficiency enhancing measures geared at reducing demand in the building sector.

Increasingly, investors are requesting increased corporate disclosure to better understand the business implications of climate change and other environmental business practices of companies in their investment portfolios.  This includes a consideration of how climate change might affect company profitability. Through the requested evaluation and reporting process, Standard Pacific can identify gaps and develop quantitative goals for improved business practices that could lead to a significant competitive advantage, and/or avoid unnecessary future costs that could adversely affect the Company's profitability.

Resolved: Shareholders request that the Board of Directors adopt quantitative goals, based upon available technologies, for reducing greenhouse gas emissions from the Company's products and operations and report to shareholders by December 31, 2011 on the plan to achieve these goals.  Such a report will omit proprietary information and be prepared at a reasonable cost.

Management’s Statement in Opposition to Proposal No. 6

Company Commitment to Environmental Responsibility

The Company has long recognized the benefits of improving the efficiency of our homes. On a project-by-project basis, our division managers continually strive to improve the efficiency of our designs and regularly evaluate the relative costs and benefits of incorporating various energy efficient technologies into our projects. To that end, many of our developments offer:

•	Energy Star® rated appliances;

•	energy efficient heating and air conditioning systems;

•	programmable digital thermostats (which can reduce energy consumption);

•	energy efficient low-e dual-glazed windows;

•	high-efficiency water heaters;

•	fully-insulated exterior walls and exterior ceilings at living areas; and

•	efficient time and temperature controlled recirculating hot water systems.

Significant and Costly Energy Efficiency Legislation May Be Adopted

There is a variety of energy efficiency related legislation proposed at the federal, state and local levels. For instance, Congress has considered legislation that would require new homes to be up to 70% more energy efficient within the next 10 years. If enacted, this type of legislation could significantly increase the price of a new home at a time when new home sales are at historic lows.  Because of the significance of this potential legislation and the Company’s belief that such legislation will be adopted in some form, the Company has delayed the launch of any new energy efficiency initiatives until the Company understands the requirements that will be imposed by these new laws.

Board Recommendation

The Board believes that, in light of the significant and potentially costly new energy efficiency related legislation that may be adopted, it would be an unwise use of Company resources to launch any energy efficiency related initiatives, including the establishment of goals for reducing greenhouse gas emissions, until the Company understands the requirements that will be imposed by new laws.  In addition, even if new energy efficiency laws are not enacted, the Board believes that the adoption of quantitative goals to reduce total greenhouse gas emissions will be expensive and ultimately place the Company at a competitive disadvantage when competing to sell homes against other homebuilders who have not adopted such goals and with the resale home market.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE APPROVAL OF PROPOSAL NO. 6.

Assuming the presence of a quorum at the Annual Meeting, under our Bylaws, the affirmative vote of the holders of a majority of the Shares present in person or by proxy and entitled to vote on the proposal is necessary for its approval. As a result, abstentions will be treated as votes against the proposal, whereas broker non-votes will have no effect on the outcome of the vote. Unless instructed otherwise in the proxy, the persons named on the accompanying form of proxy will vote all proxies against the proposal. Please note that if the proposal passes, the Company may consider whether it is appropriate to take the requested action, but it will not be legally obligated to do so.

DIRECTOR COMPENSATION

Annually, the Compensation Committee reviews the Company’s non-management director compensation program with the goal of maintaining a program that comports with market norms and that aligns the interests of non-management directors with those of stockholders. This review includes an examination of publicly available information regarding compensation paid to non-management directors at the other publicly traded homebuilders in the peer group examined by the Compensation Committee when determining executive officer compensation (Toll Brothers, Hovnanian Enterprises, Beazer Homes USA, MDC Holdings, Ryland Group and Meritage Homes) and, from time to time, a discussion with an outside compensation consultant (although no such discussions were held in 2010).

In 2010, each non-management director was eligible to receive total annual compensation valued at $180,000, consisting of an annual cash retainer of $80,000 and an annual grant of Standard Pacific’s Common Stock valued at $100,000. The Compensation Committee has decided to continue this program for 2011.  The Compensation Committee believes the total amount of compensation is consistent with market norms and that the mix between cash and stock strikes the appropriate balance between providing non-management directors with a significant portion of their compensation in stock to better align their interests with our other stockholders, while providing them sufficient cash to fund income taxes associated with their receipt of the stock.

The annual cash retainer is paid in four equal installments on February 15, May 15, August 15 and November 15. The annual stock grant is paid in quarterly installments in shares of Common Stock that are priced at the closing price of Common Stock on each of March 31, June 30, September 30 and December 31. The stock is fully vested on the date of grant. As a reflection of a greater workload, our Lead Independent Director receives an additional $20,000 annual cash retainer, payable quarterly in the same manner and at the same time as the general cash retainer paid to all non-management directors. Upon election or appointment to the Board of Directors, each new non-management director receives a grant of 5,000 shares of restricted stock which vests in full one year after the date of grant.

2010 NON-EMPLOYEE DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash($)	Stock Awards(s) (2)(3)	Total($)
Bruce A. Choate	$80,000	$100,000	$180,000
James L. Doti	$80,000	$100,000	$180,000
Ronald R. Foell	$100,000	$100,000	$200,000
Douglas C. Jacobs	$80,000	$100,000	$180,000
David J. Matlin(1)	$—	$—	$—
F. Patt Schiewitz(4)	$80,000	$130,000	$210,000
Peter Schoels(1)	$—	$—	$—
_________________________

(1)	Mr. Matlin and Mr. Schoels have elected to decline all compensation that they would otherwise be entitled to receive as members of the Board.

(2)
Each non-employee director is entitled to receive an aggregate of $100,000 of our Common Stock each year, issued in four quarterly installments of $25,000.  The actual number of shares issued to each non-employee director is determined by dividing $25,000 by the closing price of our Common Stock as of the last day of each quarter.  In 2010, Messrs. Choate, Doti, Foell, Jacobs and Schiewitz each received an aggregate of 24,771 shares of Company Common Stock.  Mr. Schiewitz received an additional 6,522 shares on January 6, 2011 as payment for the services discussed in footnote 4 below.

(3)	No stock options were granted to our non-employee directors in 2010. As of December 31, 2010, Messrs. Foell and Jacobs each held options to purchase 22,000 shares of Common Stock.

(4)
Mr. Schiewitz received $30,000 in Company common stock as compensation for his service as Chairman of the special independent committee of the Board of Directors established to evaluate the amendment of the MatlinPatterson warrant.

Non-Employee Director Stock Ownership Guidelines

    The Board of Directors has adopted Non-Employee Director Stock Ownership Guidelines for the purpose of further aligning the interests and actions of the Company’s directors with the interests of the Company’s other stockholders. Under the guidelines, each non-employee member of the Company’s Board of Directors, other than directors who are employees of any of our 10% or greater stockholders or their affiliates, is required to own 20,000 shares of our Common Stock.  Each such director is required to reach full compliance with the guidelines within three years of the date he or she becomes a director.  As of December 31, 2010, all of the Company’s directors subject to the guidelines exceeded them.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Bruce A. Choate (Chairman), James L. Doti, and F. Patt Schiewitz all served as members of the Company’s Compensation Committee during all or a portion of 2010. There are no Compensation Committee interlocks between the Company and other entities involving the Company’s executive officers and directors.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The overall objectives of our executive compensation program are to attract, motivate, retain and reward key executives, support our business strategy through a "pay for performance" philosophy tied to individual and overall company results, and align the long-term interests of our executives with those of our other stockholders.

    Core Principles.  Consistent with these objectives, the Compensation Committee of the Board of Directors (the "Committee") has developed its compensation program for executive officers, including the Company’s named executive officers, on the following core principles:

•
The overall level of total compensation for executives should be reasonable in relation to and competitive with the compensation paid to similarly situated peer executives, subject to variation for factors such as the individual’s ability, experience, performance, duties, responsibilities, prior contributions and future potential contributions to the Company.

•
Annual incentive opportunities should represent a significant portion of total compensation for executives and should provide for variations in operating and individual performance, with a significant portion of annual incentive compensation paid in equity thereby enhancing the executive’s financial interest in the creation of long-term stockholder value.

Section 162(m).  The Committee generally attempts to structure executive compensation in a manner so as to minimize the impact of Section 162(m) of the Internal Revenue Code.  Under Section 162(m), a company may not deduct non-performance based compensation in excess of $1,000,000 paid to a named executive officer. The Committee believes that it is generally in the Company’s best interests for its executives’ compensation to meet the requirements of Section 162(m).  Accordingly, the Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of the annual incentive and long-term awards it pays to executives. However, notwithstanding this general policy, the Committee also believes that there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

Procedure for Setting Executive Compensation

The Committee is responsible for all aspects of executive compensation, including, among other things:

•	establishing the Company’s compensation philosophy, objectives and policies;

•	reviewing and approving all elements and levels of the compensation and benefits of the Company’s executive officers;

•
annually appraising the performance of the Chief Executive Officer and providing developmental feedback to the Chief Executive Officer and, when appropriate, to the other executive officers of the Company; and

•	administering the Company’s compensation plans, including its stock incentive plans.

Each of the members of the Committee is an independent director.

From time to time the Committee has retained a compensation consultant to provide the Committee with benchmarking data, guidance on best practices and key developments in compensation, and to otherwise assist the Committee with its duties. For the past several years, Steven Hall & Partners has assisted the Committee in its analysis of executive compensation. The Committee also reviews peer group compensation data (Toll Brothers, Hovnanian Enterprises, Beazer Homes USA, MDC Holdings, Ryland Group and Meritage Homes), historical Company compensation data, and other compensation data determined to be relevant by the Committee.  The information obtained by the Committee from these sources was used to develop the Company’s 2010 and 2011 executive officer compensation programs.

The Committee generally meets on a quarterly basis and from time to time at additional special meetings on an as-needed basis. The Committee also informally communicates between meetings as necessary to conduct the Committee’s business. While the Company’s Chief Executive Officer generally attends Committee meetings, the Committee also meets in executive session without management, from time to time as it deems appropriate. Compensation matters are also discussed at executive sessions of the full board, where both Committee members and other independent members of the Board of Directors are present without management.

The Committee makes compensation decisions for all of the Company’s executive officers, including the named executive officers, and also establishes the amount of any bonus pool that will be used to provide incentive compensation to the Company’s other employees.  The Committee evaluates performance, compensation levels and compensation program structure throughout the year, but generally begins the process of setting salary and annual incentives for the upcoming year at a regularly scheduled meeting in or around September.  At a regularly scheduled meeting in or around February, the Committee formally adopts base salaries and incentive compensation programs for the year and authorizes the payment of any incentive compensation for the previous year. This timing allows the Committee to consider prior performance and to satisfy the requirements of Section 162(m) necessary to achieve tax deductibility of performance based compensation payments, while maximizing the incentive effect of any compensation tied to annual performance. During the year, the Committee may also grant long-term incentives, which historically have been in the form of stock option or restricted stock grants, if it determines that these are advisable to reward or motivate employees.

The Company’s Chief Executive Officer annually reviews each executive officer’s performance with the Committee and makes recommendations to the Committee with respect to the appropriate base salary and bonus program for each executive officer. The Committee takes these proposals into consideration, among other matters, when making compensation decisions.

Compensation Components

Base Salaries. Base salaries for the named executive officers are established based on the scope of their responsibilities, experience, performance and contributions to the Company, taking into account compensation paid to similarly situated peer executives and other compensation data determined to be relevant by the Committee. The Committee believes base salaries should be adequate to attract and retain management, and to also provide a reasonable base level of compensation for years in which no, or a reduced, bonus may be earned.

    Bonus Program.  Annually awarded bonuses should represent a significant portion of the total compensation paid to Company executives.  Individual bonus plans are usually established by the Committee for each named executive officer at a regularly scheduled Committee meeting in or around February.  Annual bonuses are ultimately payable to our named executive officers only if the Committee decides to establish a bonus pool for other Company employees.  If no such pool is established, no incentive bonuses will be paid to our named executive officers.  When and if bonuses are ultimately paid to executives, they are paid in a combination of cash and equity that is generally subject to vesting or a holding period.  The Committee believes that paying a significant portion of the annual bonus in equity subject to vesting or a holding period enhances the executive’s financial interest in the creation of long-term stockholder value.

Equity Compensation. In addition to the equity component of the bonus program, stock options or other equity awards are used by the Committee from time to time as an additional form of long-term compensation and to encourage executive ownership of Company Common Stock to further help align executives’ interests with those of the Company’s other shareholders.  The Committee may grant such equity awards, typically in the form of stock options, at the time of hire (or promotion) of an executive or at other times when the Committee determines the payment of additional equity compensation to the executive is warranted. In addition, because the equity compensation generally vests over an extended timeframe, this compensation component encourages the executive to remain with the Company for a long and productive career, maximizing the value to the Company of the executive’s experience.

Perquisites and Other Benefits. The Committee believes that the Company’s named executive officers should participate in the same benefit programs as the Company’s other employees.  Consistent with this philosophy, the named executive officers participate in the Company’s employee benefit plans on the same terms as other employees. These plans include medical, dental, vision and life insurance, disability coverage and the 401(k) Plan.

2010 and 2011 Named Executive Officer Compensation

Planning for Incentive Compensation.  In 2009, the Committee, in conjunction with its compensation consultant, Steven Hall & Partners, our CEO, and our Senior Vice President of Human Resources redesigned the Company’s incentive compensation program.   During this process the group analyzed compensation data, including historical Company compensation data, data from the Company’s peer group, and data from other sources deemed relevant by the Committee, and developed the contours of a management incentive plan to be used in 2010 and beyond.  This management incentive plan, which applies to all of the Company’s management employees, was designed so that, irrespective of an individual’s performance, no incentive bonus will be payable under the plan to an individual (including the Company’s named executive officers) unless (i) the Company achieves positive adjusted EBITDA for the calendar year to which the incentive plan applies, and (ii) the Committee elects to establish a bonus pool for such calendar year. The aggregate maximum amount payable under the plan to all Company employees in any particular year is limited to the bonus pool established by the Committee for that year, which is generally set as a percentage of the Company’s adjusted EBITDA.  Individual annual incentive bonus programs, subject to the foregoing conditions, are established for selected participants under the plan in or around February each year.  The incentive bonus plans established for each of our named executive officers for 2010 and 2011 are described below. For purposes of our incentive compensation program, adjusted EBITDA means net income (loss) before (a) income taxes, (b) homebuilding interest expense, (c) expensing of previously capitalized interest included in cost of sales, (d) expensing of previously capitalized interest included in income (loss) from unconsolidated joint ventures, (e) impairment charges but after the amortization of impairments recorded subsequent to December 31, 2010, less unamortized impairments for periods ending on or prior to December 31, 2010, (f) restructuring charges, (g) (gain) loss on early extinguishment of debt, (h) depreciation and amortization, (i) amortization of stock-based compensation, and (j) cash incentive compensation expense.  For purposes of calculating the amortization of impairments recorded subsequent to December 31, 2010, any such impairments will be straight-lined over the two fiscal years ended December 31, 2011 and 2012.

2010 Named Executive Officer Bonus Compensation. As discussed above, the Committee sets incentive compensation for our named executive officers each year with the intention that, if the Company achieves the amount of adjusted EBITDA for the year contemplated by the Company’s business plan and the employee achieves his or her individual performance targets, the employee is paid incentive compensation competitive with that paid to similarly situated executives in the Company’s peer group.  At its February 2010 meeting, the Committee established individual incentive bonus programs for 2010 for each named executive officer with this goal in mind.

    For Mr. Campbell, the Company’s Chief Executive Officer, and Mr. Stowell, the Company’s Chief Operating Officer, the Committee believes that paying them a targeted percentage of the Company’s adjusted EBITDA as an annual incentive bonus is appropriate because they are responsible for the operational oversight of our entire Company and that the achievement of the adjusted EBITDA target set forth in the Company’s business plan for the year is a strong indicator of their individual performance.  Accordingly, provided the Company achieves positive EBITDA, they receive more compensation when the Company’s performance exceeds the adjusted EBITDA target in our business plan and they receive less or no incentive compensation when the Company fails to achieve the adjusted EBITDA target in our business plan.  For 2010, the Company earned $136 million in adjusted EBITDA, which exceeded the Company’s targeted adjusted EBITDA by approximately $15 million.

    For 2010, Mr. Campbell was paid an incentive bonus of $2,514,816, which was equal to the 1.85% of adjusted EBITDA he was entitled to receive under his 2010 incentive bonus plan and Mr. Stowell was paid an incentive bonus of $1,767,168, which was equal to the 1.3% of adjusted EBITDA he was entitled to receive under his 2010 incentive bonus plan.  Mr. Campbell and Mr. Stowell’s bonuses were paid 35% in cash and 65% in three year transfer restricted stock.   The Committee believes that paying a significant portion of these annual bonuses in transfer restricted stock helps to focus Mr. Campbell and Mr. Stowell on the longer term performance of the Company, because they will not be able to recognize the full value of their annual incentive bonuses unless the Company’s stock price on the dates that the transfer restrictions lapse is at or higher than the Company’s stock price on the date their incentive bonuses were paid.

    For the Company’s named executive officers who are responsible for the operational oversight of a particular region or function rather than the operational oversight of our entire Company, the Committee believes that it is important to set multiple annual individual performance targets focused on the Company’s goals related to the executive’s specific region or function.  The size of the incentive bonus payable to these named executive officers is therefore ultimately dependent upon both the amount of adjusted EBITDA the Company earns for the year, which establishes the overall size of the bonus pool available to all of our management employees, and the executive’s performance relative to his or her individual performance targets, which establishes the amount of the bonus pool that the executive will be paid.  Like Mr. Campbell and Mr. Stowell, our other named executive officers also receive a significant percentage of their annual incentive bonuses in three year transfer restricted stock to help focus them on the longer term performance of the Company.

    For 2010, the incentive bonuses payable to our former Regional Presidents, Mr. Palmaer and Ms. Wade, were targeted at 0.5% of our 2010 budgeted adjusted EBITDA, or $605,000.  The payment of these bonuses was based on achievement of performance targets relating to each Regional President's respective region as follows:

•	earnings contribution, 60%

•	total inventory turn, 20%

•	customer satisfaction, construction quality, and employee satisfaction scores, 20%

    In addition, their bonus plans provided the Committee with negative discretion to further reduce the amounts otherwise payable to them thereunder.

    Ms. Wade’s region failed to achieve the target for regional earnings and total inventory turn necessary to receive a bonus. Therefore, Ms. Wade received no bonus with respect to these metrics.  Conversely, Ms. Wade’s region achieved customer satisfaction, quality, and employee satisfaction scores at or slightly above the targeted scores.  The foregoing level of achievement resulted in the payment to Ms. Wade of a 2010 incentive bonus equal to $142,732, approximately 24% of Ms. Wade’s total targeted bonus of $605,000.  This bonus was paid 50% in cash and 50% in three year transfer restricted stock.

    Mr. Palmaer’s region achieved $65 million in earnings contribution versus a target of $47 million, entitling him to the maximum possible bonus, 150% of the target for this metric. Mr. Palmaer’s region also achieved customer satisfaction, quality and employee satisfaction scores entitling him to the target amount of bonus for these metrics. Conversely, Mr. Palmaer’s region failed to achieve the target regional total inventory turn and Mr. Palmaer received no bonus for this metric. Last, the Committee elected to use its negative discretion to reduce the bonus Mr. Palmaer would otherwise have been entitled to receive by 36%, reflecting, among other things, the fact that Mr. Palmaer only served in the Regional President role for three-quarters of 2010.  As a result of the foregoing, Mr. Palmaer was paid a 2010 incentive bonus equal to $475,776, approximately 79% of Mr. Palmaer’s total targeted bonus of $605,000.  This bonus was paid 50% in cash and 50% in three year transfer restricted stock.

    Mr. Stephens, our Chief Financial Officer, was paid a bonus of $322,246 (65% cash/35% stock) for 2010.  Mr. Stephens' bonus was determined based on the Committee’s review of his performance related to his departmental budget, peer review, departmental restructuring, relationship with the external financial community, the Company’s financing activities, and the general performance of the accounting and finance function.  The bonus paid to Mr. Stephens' was 139% of his targeted amount of $232,000, reflecting the Committee’s recognition of his superior performance in restructuring nearly $1 billion of the Company’s indebtedness during 2010, the Company’s financial reporting compliance, and his department’s achievement of an over 7% savings as compared to budget.

    Mr. Babel, our General Counsel, was paid a bonus of $237,966 (65% cash/35% stock) for 2010.  Mr. Babel’s bonus was determined based on the Committee’s review of his performance related to departmental budget, peer review, management of outside legal fees and litigation recoveries, and the general performance of the legal function.  The bonus paid to Mr. Babel was 144% of his targeted amount of $165,000, reflecting the Committee’s recognition of the achievement of an over 5% savings as compared to departmental budget, a substantial reduction in outside legal fees, litigation recoveries, superior performance in restructuring nearly $1 billion of the Company’s indebtedness during 2010, his significant work on Board related matters, and the Company’s progress toward contract standardization.

In February 2011, Ms. Marlett, our Chief Marketing Officer, was paid the $400,000 sign-on award that was negotiated in accordance with the employee letter she entered into in connection with her commencement of employment with the Company in August 2010.

2011 Named Executive Officer Compensation. In October 2010, the Company eliminated the Regional President position.  As a result, Ms. Wade and Mr. Palmaer were not executive officers of the Company as of December 31, 2010 and will not be named executive officers for 2011.  Accordingly, the below discussion of 2011 compensation includes only the Company’s continuing executive officers for 2011: Mr. Campbell, Mr. Stowell, Mr. Stephens, Mr. Babel and Ms. Marlett.

In February 2011, the Committee set 2011 base salaries for each of the Company’s executive officers. Mr. Campbell, Mr. Stowell and Ms. Marlett’s base salaries remained unchanged from 2010 levels at $850,000, $750,000, and $525,000, respectively. Mr. Stephens and Mr. Babel’s base salaries were increased from $400,000 to $430,000 and $425,000, respectively.  In addition, the Committee established a 2011 incentive bonus program for each named executive officer.  Substantially similar in design to the incentive bonus programs established for the named executive officers in 2010, the 2011 bonus programs for our named executive officers are generally designed to pay him or her an amount competitive with that paid to similarly situated executives, taking into account the executive’s experience, assuming the Company achieves the adjusted EBITDA target set forth in its 2011 Business Plan and the executive achieves targeted levels of performance set forth in his or her individual bonus program.  If the Company fails to meet its adjusted EBITDA target or the individual executive fails to achieve targeted levels of performance, the program is designed to pay him or her a bonus less than that paid to similarly situated executives. Similarly, if the Company exceeds its adjusted EBITDA target and/or the executive exceeds his or her targeted levels of performance, the program is designed to pay him or her a bonus greater than that paid to similarly situated executives.  Amounts are payable under these bonus programs only if the Company achieves positive adjusted EBITDA and the Committee establishes a bonus pool for the Company’s other employees for the year ending December 31, 2011.

The bonus programs for Mr. Campbell and Mr. Stowell are the same as those established for 2010 and provide that Mr. Campbell will be entitled to receive 1.85% of the Company’s adjusted EBITDA (35% cash/65% stock) and Mr. Stowell will be entitled to receive 1.3% of the Company’s adjusted EBITDA (35% cash/65% stock).  Mr. Stephens is eligible for a bonus (65% cash/35% stock) based 70% on accounting/finance departmental performance, peer review scores, his relationship with the financial community, achievement of departmental budget, as well as 30% based on the Committee’s subjective review of his performance. Mr. Babel is eligible for a bonus (65% cash/35% stock) based 70% on the legal department’s performance, peer review scores, achievement of departmental budget, litigation recoveries, and various administrative matters, as well as 30% based on the Committee’s subjective review of his performance.  Ms. Marlett is eligible for a bonus (65% cash/35% stock) based 75% on brand development, peer review scores, community traffic relative to market, achievement of departmental budget and grand opening packaging, as well as 25% on the Committee’s subjective review of her performance.  The common stock portion of any bonus will be subject to a three year transfer restriction that will lapse with respect to one-third of the shares on each of the first three anniversaries of the date of grant.  Exceptional performance will be required for Mr. Stephens, Mr. Babel and Ms. Marlett to achieve the maximum bonus provided for them in their respective bonus programs.  In addition to the incentive bonus, Mr. Campbell is eligible for a discretionary bonus of up to $1 million based upon the Board of Director’s evaluation of Mr. Campbell’s performance during 2011.

Employment Related Agreements

CEO Employment Agreement.  On June 1, 2009, the Company entered into an employment agreement with Kenneth L. Campbell, our Chief Executive Officer. The employment agreement provides for (i) an annual base salary of $850,000, (ii) eligibility for Company health and welfare benefits and future executive bonus programs, (iii) the payment of a sign-on award of $1.7 million, (iv) the reimbursement of relocation expenses associated with moving Mr. Campbell’s primary residence from New York to California, (v) severance benefits equal to three times Mr. Campbell’s base salary and acceleration of the vesting of unvested stock options if Mr. Campbell’s employment is terminated without cause or for good reason prior to January 1, 2012, and (vi) a stock option grant.  Mr. Campbell’s stock option consists of an aggregate of six million stock options (one million with an exercise price equal to the $2.71, two million with an exercise price of $3.05 and three million with an exercise price of $4.10).  Three quarters of each tranche of this option are currently vested, with the remaining one quarter scheduled to vest on January 1, 2012 if Mr. Campbell remains an employee of the Company through such date.  The Committee believes this employment arrangement strikes the correct balance of providing Mr. Campbell a competitive base salary while also using stock options to align Mr. Campbell’s longer term interests with those of our stockholders.

CMO Employment Letter.  On August 9, 2010, in connection with the commencement of her employment, the Company entered into an employment letter with Wendy L. Marlett, our Executive Vice President and Chief Marketing Officer.  The employment letter provides for (i) a base salary of $525,000, (ii) a signing bonus of $400,000 (paid in February 2011), (iii) the grant of a seven year non-qualified stock option to purchase up to 400,000 shares of the Company’s common stock at an exercise price of $3.81 per share (one-quarter of the option vested on issuance, with the remaining three-quarters vesting in equal installments on each of the first three anniversaries of the grant date), and (iv) a severance payment of $1 million if Ms. Marlett’s employment with the Company is terminated without cause prior to September 7, 2012.

Expiration of COO and Regional President Employment Agreements. In March 2010, in light of, among other things, current market conditions, the uncertainty created by the ongoing restructuring of the Company’s operations, and the Committee’s desire to terminate the change in control agreements to which Mr. Stowell, Ms. Wade and Mr. Palmaer were parties, the Committee decided it was appropriate to provide each of them with employment agreements. Among other things, these employment agreements provided that Mr. Stowell, Ms. Wade and Mr. Palmaer would be entitled to retention bonuses of $2.5 million, $1.5 million and $1.5 million, respectively, if they remained employees of the Company through December 31, 2010, the expiration date of the employment agreements.  As of December 31, 2010, each of Mr. Stowell, Ms. Wade and Mr. Palmaer were employees of the Company and accordingly, each received the retention bonus to which he or she was entitled.

Potential Payments Upon Termination or Change-in-Control

The Company’s Chief Executive Officer, Mr. Campbell, is party to an employment agreement with the Company (discussed immediately above) that provides for a severance payment to Mr. Campbell of $2.55 million (three times his base salary) and acceleration of the vesting of unvested stock options (with an intrinsic value of $1.6 million as of December 31, 2010) if Mr. Campbell’s employment with the Company is terminated by the Company without cause or by Mr. Campbell for good reason.  Ms. Marlett, our Executive Vice President and Chief Marketing Officer, is party to an employment letter with the Company (discussed immediately above) that provides for a severance payment to Ms. Marlett of $1 million if her employment with the Company is terminated without cause prior to September 7, 2012.  In addition, if there is a change-in-control (as defined in the agreements) of the Company, then, pursuant to applicable stock option agreements, 50% of the then unvested portion of the stock options granted to each of Mr. Stowell, Mr. Stephens, Mr. Babel and Ms. Marlett would vest.  As of December 31, 2010, 50% of the then unvested portion of Messrs.  Stowell, Stephens, Babel and Ms. Marlett’s stock options would have an intrinsic value of $1.5 million, $0.4 million, $0.3 million and $0.1 million, respectively, using the closing price per share of Standard Pacific's Common Stock on that date of $4.60.

Other Compensation Related Plans and Policies

Deferred Compensation.  All employees, including the named executive officers, may participate in the Company’s 401(k) Retirement and Savings Plan (the "401(k) Plan"). Each employee may elect to make before-tax contributions up to the current tax limits. The Company matches employee contributions up to $5,000 per employee per year. The Company does not maintain separate or supplemental retirement plans for executives or key employees.

Executive Stock Ownership Guidelines. The Compensation Committee and the Board of Directors have adopted Executive Stock Ownership Guidelines for the purpose of further aligning the interests and actions of the executives with the interests of the Company’s stockholders. Under the guidelines, each of the Chief Executive Officer and President, Chief Operating Officer, Chief Financial Officer and General Counsel, are required to own 200,000, 100,000, 75,000, and 50,000 shares, respectively, of Common Stock. Each such executive officer is required to reach full compliance with the guidelines within three years of the date he or she takes office.  As of December 31, 2010, each of the Company’s named executive officers exceeded the guideline applicable to him or her or was within the three year phase in period.  In order to avoid creating conflicts between an executive’s interests and those of other stockholders, our Insider Trading Policy prohibits all covered persons, including executives, from engaging in hedging the economic risk of owning their shares.

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent the Company specifically incorporates this report.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the contents of the "Compensation Discussion and Analysis" section above.  Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
Bruce A. Choate (Chairman)
F. Patt Schiewitz
James L. Doti

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of the Company’s named executive officers for 2008, 2009 and 2010.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Stock Awards ($)(2)	Option Awards ($)(2)(3)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(4)	Total ($)
Kenneth L. Campbell (Chief Executive Officer)	2010 2009 2008	850,000 703,833 —	— 615,000 —		1,634,630 1,142,000 —	— 10,280,000 —	880,186 — —	7,152 407,481 40,000	3,371,968 13,148,314 40,000
John M. Stephens (Senior Vice President & Chief Financial Officer & Treasurer)	2010 2009	400,000 384,524	— 221,500		112,786 109,000	— 150,500	209,460 —	5,540 5,480	727,786 871,004
Scott D. Stowell (President & Chief Operating Officer)	2010 2009 2008	750,000 750,000 750,000	2,500,000 432,000 —	(5)	1,148,659 803,000 191,500	— 430,000 2,836,000	618,509 — —	5,852 5,714 33,675	5,023,020 2,420,714 3,811,175
John P. Babel (Senior Vice President, General Counsel & Secretary)	2010	400,000	—		83,288	—	154,678	5,516	643,482
Wendy L. Marlett (Executive Vice President & Chief Marketing Officer)	2010	167,260	400,000		—	1,052,000	—	118	1,619,378
Former Executive Officers:
Todd J. Palmaer (President – California Region)	2010 2009 2008	365,000 365,000 365,000	1,500,000 257,000 —	(5)	237,888 238,000 76,600	— 215,000 796,000	237,888 — —	5,852 5,714 33,643	2,346,628 1,080,714 1,271,243
Kathleen R. Wade (President, Southwest & Southeast Regions)	2010 2009 2008	365,000 365,000 365,000	1,500,000 220,000 —	(5)	71,366 238,000 76,600	— 215,000 796,000	71,366 — —	6,432 6,124 19,763	2,014,164 1,044,124 1,257,363
_________________________

(1)
Annual bonus and non-equity incentive plan compensation is generally paid in February or March for the prior year’s performance.  The 2010 amounts are described in more detail in the "Compensation Discussion and Analysis" section under the heading "2010 and 2011 Named Executive Officer Compensation – 2010 Named Executive Officer Bonus Compensation" and "Employment Related Agreements" beginning on page 28 of this proxy statement.

(2)
The amount reflected in this column is the aggregate grant date fair value of awards granted during the year.  The methodology and assumptions used to calculate the valuations of the stock awards and option awards granted to named executive officers are set forth in Note 15, "Stock Incentive and Employee Benefit Plans," to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010.  The 2010 amounts represent the portion of the 2010 named executive officer incentive bonuses that were paid in stock.  These amounts are described in more detail in the "Compensation Discussion and Analysis" section under the heading "2010 and 2011 Named Executive Officer Compensation – 2010 Named Executive Officer Bonus Compensation" beginning on page 28 of this proxy statement.

(3)
Mr. Campbell’s 2009 stock option award  replaced a similar equity interest he held in the Company indirectly through MatlinPatterson that he had to forgo when he became a full time employee of the Company.

(4)
Includes premiums on life, long-term disability, and travel and accident insurance coverage paid by the Company, the value of flex credits provided to each executive to be applied against the cost of the executive’s participation in the Company’s cafeteria benefit plans, and the Company’s contribution to the executive’s 401(k) Plan account. In addition, amounts in this column for 2009 include $404,413 of relocation related costs paid to Mr. Campbell pursuant to the terms of his employment agreement.  Except as noted above, none of the amounts described in this footnote for 2010 exceed $10,000.

(5)
Represents retention payments for Mr. Stowell, Mr. Palmaer and Ms. Wade, paid pursuant to the terms of the employment agreements between the Company and each NEO entered into in March 2010.  These agreements have expired and there are no further payments owed thereunder.

    Grants of Plan-Based Awards

    The following table sets forth information concerning awards granted under the Company’s equity and non-equity incentive plans for 2010 to each of the Company’s named executive officers.

GRANTS OF PLAN-BASED AWARDS FOR 2010

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (4) ($)
		Threshold ($)		Maximum ($)	Threshold (#)	Target (#)(1)(2)	Maximum (#)
Name	Grant Date		Target ($)(1)
Kenneth L. Campbell	02/07/11	—	—	880,186	—	—	378,386	—	—		—	1,634,630

John M. Stephens	02/07/11	—	—	209,460	—	—	26,107	—	—		—	112,786

Scott D. Stowell	02/07/11	—	—	618,509	—	—	265,893	—	—		—	1,148,659

John P. Babel	02/07/11	—	—	154,678	—	—	19,278	—	—		—	83,288

Wendy L. Marlett	09/07/10	—	—	—	—	—	—	—	400,000	(3)	3.81	1,052,000

Former Executive Officers

Todd J. Palmaer	02/07/11	—	—	237,888	—	—	55,066	—	—		—	237,888

Kathleen R. Wade	02/07/11	—	—	71,366	—	—	16,520	—	—		—	71,366
_________________________

(1)
The amounts reflected in these columns represent the actual incentive bonuses earned and paid to our named executive officers for 2010.  Under their individual incentive bonus programs, Mr. Campbell, Mr. Stowell, Mr. Stephens, Mr. Babel, Mr. Palmaer, and Ms. Wade were paid incentive bonuses of $2,514,816 (35% cash/65% stock), $1,767,168 (35% cash/65% stock), $322,246 (65% cash/35% stock), $237,966 (65% cash/35% stock), $475,776 (50% cash/50% stock) and $142,732 (50% cash/50% stock), respectively.  Because these bonuses have been earned and paid, the amount reflected in the "Maximum" column is the actual amount received by the named executive officer.  These amounts are described in more detail in the "Compensation Discussion and Analysis" section under the heading "2010 and 2011 Named Executive Officer Compensation – 2010 Named Executive Officer Bonus Compensation" beginning on page 28 of this proxy statement.

(2)
The Company common stock issued to each named executive officer was fully vested as of the date of issuance but is subject to a three year transfer restriction that will lapse with respect to one-third of the shares on each of the first three anniversaries of the issuance date.

(3)
The option has a seven-year term and vests in four equal installments, with one quarter vested on the date of grant and an additional one quarter vested on each of the first three anniversaries of the grant date.

(4)
For a description of the methodology and assumptions used to calculate the grant date fair value of the stock awards and option awards granted, please see Note 15, "Stock Incentive and Employee Benefit Plans," to our consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2010.

    Outstanding Equity Awards

    The following table provides a summary of equity awards granted to each of the Company’s named executive officers that were outstanding as of December 31, 2010.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)	($)

Kenneth L. Campbell	500,000	500,000	(1)	2.7100	06/02/2016	—	—
	1,000,000	1,000,000	(1)	3.0500	06/02/2016	—	—
	1,500,000	1,500,000	(1)	4.1000	06/02/2016	—	—

John M. Stephens	3,300	—		43.5300	09/01/2012	—	—
	4,000	—		16.7050	07/24/2013	—	—
	17,500	—		29.8400	02/06/2014	—	—
	8,666	—		27.5850	04/27/2014	—	—
	25,000	—		5.1500	10/30/2014	—	—
	75,000	75,000	(2)	3.1000	08/22/2015	—	—
	175,000	175,000	(3)	0.6700	03/09/2016	—	—

Scott D. Stowell	30,000	—		8.2500	04/24/2011	—	—
	19,600	—		11.6700	01/14/2012	—	—
	30,000	—		11.0000	11/12/2012	—	—
	18,000	—		16.7050	07/24/2013	—	—
	15,000	—		27.5850	04/27/2014	—	—
	25,000	—		37.0300	02/03/2011	—	—
	25,000	—		29.8400	02/06/2014	—	—
	200,000	—		4.0200	02/07/2015	—	—
	700,000	700,000	(2)	3.1000	08/22/2015	—	—
	500,000	500,000	(3)	0.6700	03/09/2016	—	—

John P. Babel	150,000	150,000	(3)	0.6700	03/09/2016	—	—

Wendy L. Marlett	100,000	300,000	(4)	3.8100	09/07/2017	—	—

Todd J. Palmaer	15,220	—		11.6700	01/14/2012	—	—
	5,300	—		43.5300	09/01/2012	—	—
	24,000	—		11.0000	11/12/2012	—	—
	10,000	—		16.7050	07/24/2013	—	—
	20,000	—		29.8400	02/06/2014	—	—
	10,000	—		27.5850	04/27/2014	—	—
	50,000	—		4.0200	02/07/2015	—	—
	200,000	200,000	(2)	3.1000	08/22/2015	—	—
	25,000	250,000	(3)	0.6700	03/09/2016	—	—

Kathleen R. Wade	25,000	—		37.0300	02/03/2011	—	—
	10,000	—		11.0000	11/12/2012	—	—
	12,014	—		16.7050	07/24/2013	—	—
	25,000	—		29.8400	02/06/2014	—	—
	15,000	—		27.5850	04/27/2014	—	—
	50,000	—		4.0200	02/07/2015	—	—
	200,000	200,000	(2)	3.1000	08/22/2015	—	—
	250,000	250,000	(3)	0.6700	03/09/2016	—	—
_________________________

(1)	One half of the remaining unexercisable option vested on 1/1/2011 with the final portion scheduled to vest on 1/1/2012.

(2)	One half of the remaining unexercisable option vests on 8/22/2011 and 8/22/2012.

(3)	One half of the remaining unexercisable option vested on 3/9/2011 with the final portion scheduled to vest on 3/9/2012.

(4)	One third of the remaining unexercisable option vests on 9/7/2011, 9/7/2012 and 9/7/2013.

    Option Exercises and Stock Vested

    The following table sets forth on an aggregated basis for each of the Company’s named executive officers, the number and value of shares of Common Stock acquired upon exercise of stock options, and the number and value of shares of Common Stock acquired upon vesting of restricted stock during 2010.

2010 OPTION EXERCISES AND STOCK VESTED

Option Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise
Name	(#)	($)
Kenneth L. Campbell	—	—
John M. Stephens	—	—
Scott D. Stowell	—	—
John P. Babel	—	—
Wendy L. Marlett	—	—
Todd J. Palmaer	100,000	564,995
Kathleen R. Wade	—	—

AUDIT COMMITTEE REPORT

To: The Board of Directors

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters it is required to discuss with the independent registered public accounting firm by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees," other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by applicable requirements of the Public Company Accounting Oversight Board and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee also reviewed and discussed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on management’s assessment and the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations; its evaluations of the Company’s internal control, including internal control over financial reporting; and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2010.

AUDIT COMMITTEE
Douglas C. Jacobs (Chairman)
Bruce A. Choate
F. Patt Schiewitz

This Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report.

INFORMATION CONCERNING AUDITOR

Ernst & Young LLP was retained to audit the Company’s consolidated financial statements for 2010 and to provide various other services to the Company and its subsidiaries. In addition, as part of its annual process, the Audit Committee will consider the appointment of Ernst & Young as the Company’s auditor for fiscal year 2011.  Representatives of Ernst & Young are expected to be present at the 2011 Annual Meeting and they will be given an opportunity to make a statement if they desire to do so and are expected to be available to respond to any appropriate questions from stockholders.

Audit Fees and All Other Fees

   The following table sets forth the fees paid or accrued by the Company for the audit and other services provided by Ernst & Young for fiscal years ended December 31, 2010 and 2009.

	Fiscal Year Ended December 31,
	2010	2009
Audit Fees(1)	$1,052,750	$921,750
Audit-Related Fees(2)	1,995	1,995
Tax Fees(3)	296,000	205,000
All Other Fees	—	—
Total(4)	$1,350,745	$1,128,745
_________________________

(1)
Includes fees and expenses related to fiscal year audits and interim reviews of the Company and its financial services subsidiary, Standard Pacific Mortgage, Inc., services rendered related to consents and comfort letters provided in connection with securities offerings, and fees incurred in connection with auditing the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Does not include $50,000 and $57,780 in fees and expenses related to fiscal year audits of unconsolidated joint ventures with respect to which the Company, directly or indirectly, is the managing member for the fiscal years ended December 31, 2010 and 2009, respectively.

(2)	Includes fees related to an online subscription to Ernst & Young’s internal accounting literature database.

(3)	Includes fees related to research with respect to various tax issues.

(4)	All fees listed above were approved by the Audit Committee.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for pre-approving all audit and permissible non-audit services provided by the independent auditor. For audit services, each year the independent auditor provides the Audit Committee with an engagement letter outlining the scope of the audit and review services proposed to be performed during the year and the cost for performing such services, which must be formally approved by the Audit Committee before such services commence.

Each year, management submits to the Audit Committee a list of audit-related and non-audit services with respect to which the independent auditor may be engaged. When assessing whether it is appropriate to engage the independent auditor to perform such services, the Audit Committee considers, among other things, whether such services are consistent with the auditor’s independence. For those services approved by the Audit Committee, the committee also establishes an aggregate cap on fees associated with such services. In addition, at each regular meeting of the Audit Committee management reports to the committee details of audit related and non-audit related services that were rendered by the independent auditor since the prior meeting.

In order to expedite the handling of unexpected matters, the Audit Committee has authorized its Chairman to approve audit and non-audit services that do not fall within the pre-approved list. If the Chairman approves such services, he reports the action taken to the committee at its next regular meeting. All audit, audit-related and permissible non-audit services provided by the Company’s independent auditors to the Company for the fiscal year ended December 31, 2010 were approved or pre-approved in accordance with the foregoing policy. In addition, the Audit Committee considered the provision of the services listed in the table above by Ernst & Young and determined that the provision of such services was compatible with maintaining the independence of Ernst & Young.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information as of March 21, 2011 (except as noted otherwise) regarding ownership of the Company’s Shares by (1) each director of the Company, (2) each executive officer of the Company named in the summary compensation table, (3) all directors and executive officers of the Company as a group, and (4) each person known by the Company to be the beneficial owner of more than 5% of any class of the Company’s Shares. This table is based on information supplied to the Company by the Company’s executive officers and directors and on Schedule 13Gs filed with the Securities and Exchange Commission.  Except as noted below, the address of the named beneficial owner is c/o Standard Pacific Corp., 26 Technology Drive, Irvine, California 92618.

	Common Stock		Senior Preferred Stock
Name of Beneficial Owner	Shares(1)	Percent of Class**	Shares	Percent of Class
Directors and Executive Officers
KenKenneth L. Campbell	4,860,697	2.5	—	—
Scott D. Stowell	2,174,461	1.1	—	—
John M. Stephens	423,080	*	—	—
John P. Babel	248,762	*	—	—
Wendy L. Marlett	100,000	*	—	—
Bruce A. Choate	120,632	*	—	—
Dr. James L. Doti	146,532	*	—	—
Ronald R. Foell	475,880	*	—	—
Douglas C. Jacobs	155,178	*	—	—
David J. Matlin (2)	89,400,000	(2)	450,829(4)	100
F. Patt Schiewitz	149,744	*	—	—
Peter Schoels (3)	89,400,000	(3)	450,829(4)	100
Directors and Executive Officers as a Group (12 persons)	98,254,966	49.8	450,829(4)	100
Former Executive Officers			—	—
Kathleen R. Wade	836,560	*	—	—
Todd J. Palmaer	681,515	*	—	—
5% Beneficial Owners			—	—
MP CA Homes LLC(4)	89,400,000	(4)	450,829(4)	100
BlackRock, Inc.(5)	12,628,835	6.4	—	—
_________________________

*	Less than one percent.

**
Applicable percentage of ownership is based on 197,388,758 shares of the Common Stock outstanding as of March 21, 2011.  To the Company’s knowledge, none of such shares have been pledged as security by any of the Company’s directors or executive officers.

(1)
The total number of shares listed in the "Shares" column for each named executive officer and director includes the following number of shares subject to options held by such named executive officer or director which are exercisable within 60 days after March 21, 2011: Mr. Campbell 4,500,000, Mr. Stowell 1,787,600, Mr. Stephens 395,966, Mr. Babel 225,000, Ms. Marlett 100,000, Mr. Foell 22,000 and Mr. Jacobs 22,000, and all directors and executive officers as a group 7,052,566.

(2)
As a result of his ownership of 50% of the ownership interests of MatlinPatterson LLC, an affiliate of MP CA Homes LLC, Mr. Matlin may be deemed to be the beneficial owner of all of the shares of Common Stock and Series B Preferred Stock held by MatlinPatterson. Please see footnote 4 below.

(3)
As a result of his ownership interest in, and employment with, an affiliate of MP CA Homes, LLC, Mr. Schoels may be deemed to be the beneficial owner of all of the shares of Common Stock and Series B Preferred Stock held by MP CA Homes, LLC.  Please see footnote 4 below.

(4)
MP CA Homes LLC (identified as MatlinPatterson throughout the rest of this proxy statement), an affiliate of MatlinPatterson Global Advisers LLC, beneficially owns, and is the record holder of 450,829 shares of Series B Preferred Stock ("Junior Preferred Stock") and 89,400,000 shares of Common Stock, with respect to which it has sole dispositive power. The address of MP CA Homes LLC is 520 Madison Avenue, 35th Floor, New York, NY 10022-4213. The Junior Preferred Stock, together with the Common Stock held by MatlinPatterson, currently represent 49% of the total voting power of the Shares of the Company.  The Junior Preferred Stock will vote with the Common Stock on an as-converted basis provided that the votes attributable to shares of Junior Preferred Stock held by MatlinPatterson, together with votes attributable to shares of Common Stock held by MatlinPatterson, cannot exceed 49% of the total voting power of the voting power of the Shares of the Company.  The Junior Preferred Stock is initially convertible into up to 147,812,786 shares of Common Stock; however, MatlinPatterson is not entitled to convert the Junior Preferred Stock into Common Stock unless after such conversion it would hold no more than 49% of the voting power of the Shares of the Company.  Upon a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Junior Preferred Stock will receive the amount payable if the Junior Preferred Stock had been converted into Common Stock immediately prior to the liquidating distribution.  For such purposes, the as-converted number for the Junior Preferred Stock would be 147,812,786 shares of Common Stock, which, together with the 89,400,000 shares of Common Stock held by the Investor, equals approximately 68.7% of the outstanding Common Stock of the Company as of March 21, 2011.

(5)
BlackRock, Inc. beneficially owns 12,628,835 shares of Common Stock, over which it has sole voting and dispositive power.  The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. This information is based on a Schedule 13G filed by BlackRock, Inc. with the Securities and Exchange Commission on February 8, 2011.

STOCKHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

Any eligible stockholder of the Company wishing to have a proposal considered for inclusion in the Company’s 2012 proxy solicitation materials pursuant to and in compliance with Rule 14a-8 ("Rule 14a-8") must set forth such proposal in writing and submit it to the Company’s Corporate Secretary on or before December 9, 2011.  The Board of Directors will review proposals from eligible stockholders if they are received by December 9, 2011 and will determine whether such proposals will be included in the Company’s 2012 proxy solicitation materials.  Under Rule 14a-8 a stockholder is eligible to present proposals to the Board of Directors if he or she is the record or beneficial owner of at least one percent, or $2,000 in market value, of Company securities entitled to be voted at the 2012 annual meeting of stockholders and has held such securities for at least one year, and he or she continues to own such securities through the date on which the meeting is held. Proposals must be submitted in accordance with Rule 14a-8 of the Exchange Act of 1934, as amended.

If a stockholder desires to have a proposal presented or nominate a director candidate at the Company’s 2012 annual meeting of stockholders and the proposal is not intended to be included in the Company’s 2012 proxy solicitation materials, the stockholder must give advance notice to the Company in accordance with the Company’s bylaws. According to the bylaws of the Company, in order for a stockholder proposal to be properly brought before any meeting of stockholders, the stockholder must give notice of the proposal in writing to the Company’s Corporate Secretary at the Company’s principal executive offices by February 18, 2012.  All stockholder proposals must include the information required by the Company’s bylaws. Stockholders may contact the Company’s Corporate Secretary at the address set forth below for a copy of the bylaw provisions that set forth the requirements for making stockholder proposals and nominating director candidates.  For information about stockholder director nominations, reference is made to the information included under the caption "Director Identification, Qualification and Nominating Procedures" in this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To the Company’s knowledge, based solely on its review of the copies of reports filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 that were required to be furnished to us, all of the reports required under Section 16(a), during or with respect to the fiscal year ended December 31, 2010, were filed on a timely basis.

FORM 10-K ANNUAL REPORT

Along with this proxy statement, the Company has made available to each stockholder entitled to vote, a copy of its Annual Report to Stockholders and Annual Report on Form 10-K. The Company will provide, without charge, a copy of its Annual Report on Form 10-K for the year ended December 31, 2010 (without the exhibits thereto) and/or a copy of any exhibits to its 2010 Form 10-K, upon the written or oral request of any stockholder or beneficial owner of its Common Stock. Requests should be directed to the following address:

John P. Babel
Corporate Secretary
Standard Pacific Corp.
26 Technology Drive
Irvine, California 92618-2338
(949) 789-1600

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2011

The Notice of Internet Availability of Proxy Materials and this proxy statement and Annual Report on Form 10-K for the year ended December 31, 2010 are available at www.proxyvote.com.

FORWARD-LOOKING STATEMENTS

    This proxy statement contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements.  The forward-looking statements may include, but are not limited to, statements made in the CD&A section of this proxy statement regarding the anticipated actions and effects of our compensation structure and programs.  Standard Pacific undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.  Forward-looking statements should be evaluated together with the many uncertainties that affect Standard Pacific’s business, particularly those mentioned under the heading "Risk Factors" in Standard Pacific’s Annual Report on Form 10-K, and in the periodic reports that Standard Pacific files with the SEC on Form 10-Q and Form 8-K.

OTHER MATTERS

   At the time of the preparation of this proxy statement, the Board of Directors of the Company was not aware of any other matters that would be presented for action at the Annual Meeting. Should any other matters properly come before the meeting, action may be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons named therein or their substitutes with respect to such matters.

APPENDIX A
STANDARD PACIFIC CORP. 2008 EQUITY INCENTIVE PLAN
(as amended and restated May 18, 2011)

STANDARD PACIFIC CORP.
2008 EQUITY INCENTIVE PLAN
(as amended and restated May 18, 2011)

1. Purpose

The purpose of the Amended and Restated Standard Pacific Corp. 2008 Equity Incentive Plan (the “Plan”) is to enable Standard Pacific Corp., a Delaware corporation and its Subsidiaries (collectively, the “ Company”) to attract, retain and motivate it’s non-employee directors, officers, employees and service providers, and to further align the interests of such persons with those of Company stockholders by providing for or increasing the proprietary interest of such persons in the Company. The Plan provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Administrator.

2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

    (a) “Administrator” means the Administrator of the Plan in accordance with Section 18.

    (b) “Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Administrator may structure to qualify in whole or in part as a Performance Award.

    (c) “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Administrator implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Administrator.

    (d) “Board” means the board of directors of the Company.

    (e) “Change in Control” shall mean:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) or group of persons acting in concert (other than the Company or any subsidiary thereof or any employee benefit plan of the Company or any subsidiary thereof, or any underwriter in connection with a firm commitment public offering of the Company’s capital stock) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act except that a person shall also be deemed the beneficial owner of all securities which such person may have a right to acquire, whether or not such right is presently exercisable), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities ordinarily having the right to vote in the election of directors (“ voting stock ”);

(ii) during any period subsequent to the effective date of this Plan, a majority of the members of the Board shall not for any reason be the individuals who at the beginning of such period constitute the Board or those persons who are nominated as new directors by a majority of the current directors or their successors who have been so nominated;

(iii) there shall be consummated any merger, consolidation (including a series of mergers or consolidations), or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company (meaning assets representing fifty percent (50%) or more of the net tangible assets of the Company or generating fifty percent (50%) or more of the Company’s operating cash flow, in each case measured over the Company’s last four full fiscal quarters), or any other similar business combination or transaction, but excluding any business combination or transaction which would result in the voting stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) more than seventy percent (70%) of the combined voting power of the voting stock of the Company (or such surviving entity) outstanding immediately after giving effect to such business combination or transaction;

(iv) the adoption of any plan or proposal for the liquidation or dissolution of the Company;

(v) the occurrence of any other event that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A of the Exchange Act as in effect on the date hereof; or

(vi) any other event specified by the Administrator, regardless of whether at the time an Award is granted or thereafter.

    (f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

    (g) “Covered Employee” means, for a given tax year of the Company, an employee who is, or could be, a “covered employee” as defined by Section 162(m) of the Code.

    (h) “Fair Market Value” means, as of any date, the closing price per share at which the Shares are sold in the regular way on the New York Stock Exchange or, if no Shares are traded on the New York Stock Exchange on the date in question, then for the next preceding date for which Shares are traded on the New York Stock Exchange or, if the Shares are at any time no longer traded on the New York Stock Exchange, the closing price per share at which the Shares are sold on such other exchange, listing, quotation or similar service, or, if no such closing price is available, such other method, consistent with Section 409A of the Code, as the Administrator may determine.

    (i) “Incentive Bonus” means a bonus opportunity awarded under Section 9 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement.

    (j) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

    (k) “Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary.

    (l) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

    (m) “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.

    (n) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individual.

    (o) “Performance Award” means an Award  to a Covered Employee, the grant, issuance, retention, vesting or settlement of which is intended to satisfy the requirements of the performance-based compensation exception to the limitations imposed by Section 162(m) of the Code on the tax deductibility of compensation payable to Covered Employees.

    (p) “Qualifying Performance Criteria” has the meaning set forth in Section 13(b).

    (q) “Restricted Stock” means Shares granted pursuant to Section 8 of the Plan.

    (r) “Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Shares or cash in lieu thereof may be issued in the future.

    (s) “Share” means a share of the Company’s common stock, par value $.01, subject to adjustment as provided in Section 12 .

    (t) “Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the Fair Market Value of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.

    (u) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Administrator in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

    (v) “Termination of Employment” means ceasing to serve as a full-time employee of the Company and its Subsidiaries or, with respect to a Nonemployee Director or other service provider, ceasing to serve as such for the Company, except that with respect to all or any Awards held by a Participant (i) the Administrator may determine, subject to  Section 6(d) , that an approved leave of absence or approved employment on a less than full-time basis is not considered a Termination of Employment, (ii) the Administrator may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a Termination of Employment, (iii) service as a member of the Board or other service provider shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee and (iv) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board or other service provider. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a Termination of Employment with the Company and its Subsidiaries for purposes of any affected Participant’s Options, and the Administrator’s decision shall be final and binding.  Notwithstanding the foregoing, in the context of an Award that is subject to the requirements of Section 409A of the Code, the term “Termination of Employment” means “Separation from Service” (as such term is defined in the regulations issued pursuant to Section 409A of the Code).

    (w) “Total and Permanent Disablement” has the meaning specified by the Administrator in the terms of an Award Agreement or, in the absence of any such term or in the case of an Option intending to qualify as an Incentive Stock Option, the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The determination of the Administrator as to an individual’s Total and Permanent Disablement shall be conclusive on all parties.

3. Eligibility

Any person who is a current or prospective officer or employee (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual) of the Company or of any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. In addition, Nonemployee Directors and any other service providers who have been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for the grant of Awards hereunder as determined by the Administrator. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of the Code, as selected by the Administrator. For purposes of this Plan, the Chairman of the Board’s status as an employee shall be determined by the Administrator.

4. Effective Date and Termination of Plan

This Plan was originally adopted by the Board as of March 20, 2008, approved by stockholders on May 14, 2008, and amended by the approval of stockholders effective August 18, 2008.  The amendment and restatement of this Plan was approved by the Board on January 31, 2011 and it will become effective (the “Effective Date”) when it is approved by the Company’s stockholders. The additional thirty million shares authorized for future grants by the amendment and restatement of this Plan may not be the subject of a grant before the approval of this Plan by the affirmative vote of the holders of a majority of the outstanding Shares present, or represented by proxy, and entitled to vote, at a meeting of the Company’s stockholders or by written consent in accordance with the laws of the State of Delaware; provided that if such approval by the stockholders of the Company does not occur within one year of the date that the amendment and restatement was adopted by the Board, the amendment and restatement of this Plan shall be void. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5. Shares Subject to the Plan and to Awards

(a) Aggregate Limits. The aggregate number of Shares issuable pursuant to all Awards following the amendment and restatement of this Plan shall not exceed 32,486,718, plus any Shares subject to outstanding awards under this Plan as of March 1, 2011 that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares); provided that any Shares granted as Options or Stock Appreciation Rights shall be counted against this limit on a one-for-one basis and any Shares granted as Awards other than Options or Stock Appreciation Rights shall be counted against this limit as one and one-half (1.5) Shares for every one (1) Share subject to such Award. The aggregate number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 12. The Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b) Issuance of Shares. For purposes of Section 5(a), the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right, (ii) Shares used to pay the exercise price of an Option, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related to an Award, or (iv) Shares repurchased on the open market with the proceeds of an Option exercise. Shares subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and Shares subject to Awards settled in cash shall not count as Shares issued under this Plan. Any Shares that again become available for grant pursuant to Section 5(a) or this Section 5(b) shall be added back as one (1) Share if such shares were subject to Options or Stock Appreciation Rights granted under the Plan and as one and one-half (1.5) Shares if such shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan.

(c) Tax Code Limits. The aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 3,000,000, which number shall be calculated and adjusted pursuant to  Section 12  only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code but which number shall not count any tandem SARs (as defined in Section 7). The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 28,000,000, which number shall be calculated and adjusted pursuant to  Section 12  only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The maximum cash amount payable pursuant to that portion of an Incentive Bonus granted in any calendar year to any Participant under this Plan that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall not exceed $10,000,000.

(d) Director Awards. The aggregate number of Shares subject to Options and Stock Appreciation Rights granted under this Plan during any calendar year to any one Nonemployee Director shall not exceed 250,000, and the aggregate number of Shares issued or issuable under all Awards granted under this Plan other than Options or Stock Appreciation Rights during any calendar year to any one Nonemployee Director shall not exceed 250,000; provided, however, that in the calendar year in which a Nonemployee Director first joins the Board of Directors or is first designated as Chairman of the Board of Directors or Lead Director, the maximum number of shares subject to Awards granted to the Participant may be up to two hundred percent (200%) of the number of shares set forth in the foregoing limits and the foregoing limits shall not count any tandem SARs (as defined in  Section 7 ).

6. Options

(a) Option Awards. Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. No Participant shall have any rights as a stockholder with respect to any Shares subject to Options hereunder until said Shares have been issued. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b) Price. The Administrator will establish the exercise price per Share under each Option, which, in no event will be less than the Fair Market Value of the Shares on the date of grant; provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the market price of the Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Shares, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares and withholding of Shares otherwise deliverable upon exercise.

(c) No Repricing without Stockholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 12 ) the exercise price of an Option may not be reduced without stockholder approval (including canceling previously awarded Options in exchange for other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Award).

(d) Provisions Applicable to Options. The date on which Options become exercisable shall be determined at the sole discretion of the Administrator and set forth in an Award Agreement. Unless provided otherwise in the applicable Award Agreement, to the extent that the Administrator determines that an approved leave of absence or employment on a less than full-time basis is not a Termination of Employment, the vesting period and/or exercisability of an Option shall be adjusted by the Administrator during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

(e) Term of Options and Termination of Employment: The Administrator shall establish the term of each Option, which in no case shall exceed a period of seven (7) years from the date of grant. Unless an Option earlier expires upon the expiration date established pursuant to the foregoing sentence, upon the termination of the Participant’s employment, his or her rights to exercise an Option then held shall be only as follows, unless the Administrator specifies otherwise:

(1) Death. Upon the death of a Participant while in the employ of the Company or any Subsidiary or while serving as a member of the Board, all of the Participant’s Options then held shall be exercisable by his or her estate, heir or beneficiary at any time during the one (1) year period commencing on the date of death. Any and all of the deceased Participant’s Options that are not exercised during the one (1) year commencing on the date of death shall terminate as of the end of such one (1) year period.

If a Participant should die within thirty (30) days of his or her Termination of Employment with the Company and its Subsidiaries, an Option shall be exercisable by his or her estate, heir or beneficiary at any time during the one (1) year period commencing on the date of termination, but only to the extent of the number of Shares as to which such Option was exercisable as of the date of such termination. Any and all of the deceased Participant’s Options that are not exercised during the one (1) year period commencing on the date of termination shall terminate as of the end of such one (1) year period. A Participant’s estate shall mean his or her legal representative or other person who so acquires the right to exercise the Option by bequest or inheritance or by reason of the death of the Participant.

(2) Total and Permanent Disablement. Upon Termination of Employment as a result of the Total and Permanent Disablement of any Participant, all of the Participant’s Options then held shall be exercisable during the one (1) year period commencing on the date of termination. Any and all Options that are not exercised during the one (1) year period commencing on the date of termination shall terminate as of the end of such one (1) year period.

(3) Other Reasons. Upon the date of a termination of a Participant’s employment for any reason other than those stated above in Sections 6(e)(1) and (e)(2)  or as described in  Section 15 , (A) to the extent that any Option is not exercisable as of such termination date, such portion of the Option shall remain unexercisable and shall terminate as of such date, and (B) to the extent that any Option is exercisable as of such termination date, such portion of the Option shall expire on the earlier of (i) ninety (90) days following such date and (ii) the expiration date of such Option.

(f) Incentive Stock Options. Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Shareholder”), the exercise price of such Option must be at least 110 percent of the Fair Market Value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) Termination of Employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this  Section 6  to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of Employment (or such other period of time provided in Section 422 of the Code).

7. Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“ tandem SARs ”) or not in conjunction with other Awards (“ freestanding SARs ”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Administrator and set forth in the applicable Award Agreement. Other than in connection with a change in the Company’s capitalization (as described in  Section 12 ) the exercise price of Stock Appreciation Rights may not be reduced without stockholder approval (including canceling previously awarded Stock Appreciation Rights and regranting them with a lower exercise price).

8. Restricted Stock and Restricted Stock Units

(a) Restricted Stock and Restricted Stock Unit Awards. Restricted Stock and Restricted Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Restricted Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Each grant of Restricted Stock and Restricted Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Administrator, each Restricted Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. To the extent determined by the Administrator, Restricted Stock and Restricted Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Restricted Stock Units must contain and be subject to the terms and conditions set forth below.

(b) Contents of Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Shares or Restricted Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Restricted Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares or Restricted Stock Units as may be determined from time to time by the Administrator, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such Shares or Restricted Stock Units, and (vi) restrictions on the transferability of the Shares or Restricted Stock Units. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

(c) Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Restricted Stock Units will occur when and in such installments as the Administrator determines or under criteria the Administrator establishes, which may include Qualifying Performance Criteria. Other than with respect to Awards to Nonemployee Directors, the grant, issuance, retention, vesting and/or settlement of Shares under any such Award that is based on performance criteria and level of achievement versus such criteria will be subject to a performance period of not less than twelve months, and the grant, issuance, retention, vesting and/or settlement of Shares under any Restricted Stock or Restricted Stock Unit Award that is based solely upon continued employment and/or the passage of time may not vest or be settled in full prior to the thirty-sixth month following its date of grant, but may be subject to pro-rata vesting over such period, except that the Administrator may provide for the satisfaction and/or lapse of all conditions under any such Award in the event of the Participant’s death or disability or in connection with a Change in Control, and the Administrator may provide that any such restriction or limitation will not apply in the case of a Restricted Stock or Restricted Stock Unit Award that is issued in payment or settlement of compensation that has been earned by the Participant. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified when the Award is granted.

(d) Discretionary Adjustments and Limits. Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance-based compensation,” notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Restricted Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

(e) Voting Rights. Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Shares underlying Restricted Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(f) Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Administrator.

9. Incentive Bonuses

(a) General. Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year or, for Incentive Bonus Awards settled solely in cash, no less than one calendar quarter.

(b) Incentive Bonus Document. The terms of any Incentive Bonus will be set forth in an Award Agreement. Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(c) Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 13(b)) selected by the Administrator and specified at the time the Incentive Bonus is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

(d) Timing and Form of Payment. The Administrator shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Shares, as determined by the Administrator. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.

(e) Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Administrator on the basis of such further considerations as the Administrator shall determine.

10. Deferral of Gains

The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock or Restricted Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any provision in any Award Agreement providing for the deferral of the delivery of Shares or any other payment with respect to any Award be given effect if the Administrator determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. No award shall provide for deferral of compensation that does not comply with Section 409A of the Code, unless the Board, at the time of grant, specifically provides that the Award is not intended to comply with Section 409A of the Code.

The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board.

11. Conditions and Restrictions Upon Securities Subject to Awards

The Administrator may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

12. Adjustment of and Changes in the Stock

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), stock split or a combination or consolidation of the outstanding Shares into a lesser number of shares, is declared with respect to the Shares, the authorization limits under Sections 5(a) and 5(c)  shall be increased or decreased proportionately, and the Shares then subject to each Award shall be increased or decreased proportionately without any change in the aggregate purchase price therefore. In the event the Shares shall be changed into or exchanged for a different number or class of shares of stock or securities of the Company or of another corporation, whether through recapitalization, reorganization, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or any other similar corporate transaction or event affects the Shares such that an equitable adjustment would be required in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the authorization limits under  Sections 5(a) and 5(c)  shall be adjusted proportionately, and an equitable adjustment shall be made to each Share subject to an Award such that no dilution or enlargement of the benefits or potential benefits occurs. Each such Share then subject to each Award shall be adjusted to the number and class of shares into which each outstanding Share shall be so exchanged such that no dilution or enlargement of the benefits occurs, all without change in the aggregate purchase price for the Shares then subject to each Award. Action by the Administrator pursuant to this Section 12 may include adjustment to any or all of: (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards or be delivered under the Plan; (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards; (iii) the purchase price or exercise price of a Share under any outstanding Award or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments the Administrator determines to be equitable.  Any adjustment pursuant to this Section 12 with respect to any Option or Stock Appreciation Right that otherwise satisfies the stock rights exception to Section 409A of the Code shall be made in accordance with Section 409A of the Code.

No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 12. In case of any such adjustment, the Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this  Section 12  of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

13. Qualifying Performance-Based Compensation

(a) General.  The purpose of this Section 13 is to allow the Administrator, in its sole discretion, to make Performance Awards to Covered Employees that will satisfy all of the requirements for “performance-based compensation” under Section 162(m) of the Code.  If the Administrator determines that a particular Award to a Covered Employee should qualify as a Performance Award, the Administrator will indicate in the Award Agreement that the Award is intended to be a Performance Award.

This Section 13 shall apply only to Performance Awards to Covered Employees and its provisions shall control over any contrary provisions contained in any other Section of this Plan or an Award Agreement.  The provisions of this Section 13 and any Award Agreement for a Performance Award shall be interpreted in a manner consistent with the requirements for performance-based compensation under Section 162(m) of the Code.  If any provision of this Plan or any Award Agreement for a Performance Award does not comply with or is inconsistent with the requirements for performance-based compensation under Section 162(m) of the Code, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

(b) Performance Award Agreement.  The terms of any Performance Award shall be set forth in an Award Agreement.  With respect to each Performance Award Agreement, the Administrator shall have full discretion regarding (i) the length of the performance period, (ii) the type of Performance Award to be issued, (iii) the Qualifying Performance Criteria and level of achievement that shall determine the amount of payment, if any, and (iv) whether the Qualifying Performance Criteria shall apply to the Company as a whole or to a business unit, Subsidiary or one of more joint ventures, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group.

(c) Qualifying Performance Criteria. A Performance Award to a Covered Employee shall provide for payment only upon the attainment of one or more pre-established, objective performance goals that are based upon Qualifying Performance Criteria.  The performance goals and the process by which they are established shall satisfy all the requirements of Section 162(m) of the Code.  Performance goals shall be considered pre-established only if the performance goal is established by the Administrator, in writing, not later than ninety (90) days after the commencement of the performance period for such Award; provided that (i) the outcome must be substantially uncertain at the time the Administrator establishes the performance goal; and (ii) in no event may the Administrator establish  a performance goal for any Performance Award after 25% of the performance period for such Award has elapsed.   A performance goal will be considered to be objective only if a third party having knowledge of the relevant facts could determine whether the performance goal has been met.  The performance goal must state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the Covered Employee if the goal is attained.  For this purpose, the formula will be considered to be objective only if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Covered Employee.

For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, or derivations of such performance criteria: (1) revenue (including homebuilding and/or financial services revenue), (2) cash balance or cash flow (including cash flow, before or after dividends, and cash from operations), (3) returns (including return on equity, capital, inventory, assets; operating revenue;

stockholder return), (4) profit or earnings (including net income; operating income; pretax income; income from joint ventures and/or discontinued operations; earnings; earnings per share and earnings before any one or more of interest, taxes, depreciation, amortization, impairments and write-offs), (5) debt levels and leverage and liquidity (including borrowing capacity; liquidity criteria; interest coverage ratio; debt to capital; debt to equity or other leverage criteria), (6) operating measures consisting of gross, operating or pretax margin; SG&A ratio; overhead or other cost reduction; orders; backlog; deliveries; inventory turnover, increase or reduction; completed and unsold inventory; homes under construction; speculative homes under construction; cancellation or order rates; revenue or deliveries per employee, homes under construction to backlog ratio; lot supply or land position, (7) company fundamentals consisting of stock price; market capitalization; shareholders’ equity or book value per share; or economic value added, (8) contractual compliance (including maintaining compliance, obtaining waivers of non-compliance, or obtaining amendments of contractual covenants), or (9) other measures consisting of market share; customer service; customer or employee satisfaction; brand acceptance and recognition; product development, release or innovation; and asset acquisitions or sales (including division acquisitions or sales). The Administrator, in its discretion, within the time period prescribed by Section 162(m) and the applicable regulations (A) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30), Statement of Financial Accounting Standards No. 111, “Accounting for the Impairment or Disposal of Long-Lived Assets,” or Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections,” or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements or notes to the financial statements, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs or impairments, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company.  The inclusion or exclusion of the foregoing items shall be expressed in a form that satisfies the requirements of Section 162(m) of the Code.

(d) Discretion. The Administrator shall have the sole discretion to adjust the determinations of the degree of attainment of the pre-established performance goals.  Notwithstanding anything in this Plan to the contrary, the Administrator may not make any adjustment or take any other action with respect to a Performance Award that will increase the amount payable under any such Award.  The Administrator shall retain the sole discretion to reduce the amount payable pursuant to a Performance Award downward or to otherwise reduce the amount payable with respect to any Performance Award.

(e) Certification. Prior to payment, settlement or vesting of any Performance Awards, the Administrator shall certify, in writing, the extent to which any pre-established performance goals, Qualifying Performance Criteria, and any other material terms and conditions have been satisfied, and the amount payable as a result thereof.

14. Transferability

Each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, to the extent permitted by the Administrator, the person to whom an Award is initially granted (the “Grantee”) may transfer an Award to any “family member” of the Grantee (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that, (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Administrator, and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8. Except to the extent specified otherwise in the agreement the

Administrator provides for the Grantee and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s continued employment or service shall continue to be determined with reference to the Grantee’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 14, and the responsibility to pay any taxes in connection with an Award shall remain with the Grantee notwithstanding any transfer other than by will or intestate succession.

15. Impact of Change in Control

The Administrator may provide, either at the time an Award is granted or thereafter, that a Change in Control shall have such effect as specified by the Administrator, or no effect, as the Administrator in its discretion may provide. Without limiting the foregoing, the Administrator may but need not provide, either at the time an Award is granted or thereafter, that if a Change in Control occurs, then effective as of a date selected by the Administrator, the Administrator (which for purposes of the Changes in Control described in (i), (ii) and (iii) of the definition of Change in Control contained in  Section 2 shall be the Compensation Committee of the Board as constituted prior to the occurrence of such Change in Control) acting in its discretion without the consent or approval of any Participant, may effect one or more of the following alternatives or combination of alternatives with respect to all outstanding Awards (which alternatives may be conditional on the occurrence of such of the Changes in Control specified above and which may vary among individual Participants):

(i) in the case of a Change in Control specified in clause (iii) of the definition of Change in Control, accelerate the time at which Options or Stock Appreciation Rights then outstanding may vest or be exercised in full for a limited period of time on or before a specified date (which will permit the Participant to participate with the common stock received upon exercise of such Option or Stock Appreciation Right in the event of a Change in Control specified in clause (iii) of the definition of Change in Control) fixed by the Administrator, after which specified date all unexercised Options and Stock Appreciation Rights and all rights of Participants thereunder shall terminate,

(ii) accelerate the time at which Options or Stock Appreciation Rights then outstanding may be exercised so that such Options or Stock Appreciation Rights may be exercised in full for their then remaining term (or such shorter period as determined by the Administrator),

(iii) accelerate the vesting of Restricted Stock Awards or Restricted Stock Units, or

(iv) require the mandatory surrender to the Company of outstanding Options or Stock Appreciation Rights or unvested Restricted Stock or Restricted Stock Units held by such Participant (irrespective of whether such Options or Stock Appreciation Rights are then exercisable under the provisions of this Plan) as of a date, before or not later than 60 days after such Change in Control, specified by the Administrator, and in such event the Administrator shall thereupon cancel such Options and Stock Appreciation Rights and unvested Restricted Stock and Restricted Stock Units and the Company shall pay to each Participant an amount of cash equal to the excess of the fair market value of the aggregate Shares subject to such Option or Stock Appreciation Right over the aggregate Option or Stock Appreciation Right exercise price of such Shares or the fair market value of the aggregate unvested Shares of Restricted Stock or Restricted Stock Units, as applicable; provided, however, the Administrator shall not select an alternative (unless consented to by the Participant) that would result in the Participant’s owing any money by virtue of operation of Section 16(b) of the Exchange Act. If all such alternatives have such a result, the Administrator shall take such action, which is hereby authorized, to put such Participant in as close to the same position as such Participant would have been in had the selected alternative been made but without resulting in any payment by such Participant pursuant to Section 16(b) of the Exchange Act. Notwithstanding the foregoing, with the consent of the Participant, the Administrator may in lieu of the foregoing make such provision with respect of any Change in Control as it deems appropriate.

16. Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

17. Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. To the extent a Participant makes an election under Section 83(b) of the Code, within ten days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until all such obligations are satisfied. The Administrator may provide for or permit these obligations to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired. To the extent a Participant makes an election under Section 83(b) of the Code, within ten days of filing such election with the Internal Revenue Service, the Participant must notify the Company in writing of such election.

18. Administration of the Plan

(a) Administrator of the Plan. The Plan shall be administered by the Administrator who shall be the Compensation Committee of the Board or, in the absence of a Compensation Committee, the Board itself. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award designated as a Performance Award not to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. The Compensation Committee may by resolution authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Administrator; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Award shall be subject to the form of Option agreement theretofore approved by the Compensation Committee. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. The Compensation Committee hereby designates the Secretary of the Company and the head of the Company’s human resource function to assist the Administrator in the administration of the Plan and execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Administrator or the Company. In addition, the Compensation Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

(b) Powers of Administrator. Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including a Change in Control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine the extent to which adjustments are required pursuant to Section 12; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in if the Administrator, in good faith, determines that it is necessary to do so in light of extraordinary circumstances and for the benefit of the Company; (viii) to approve corrections in the documentation or administration of any Award; and (ix) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Administrator may, in its sole and absolute discretion, without amendment to the Plan, waive or amend the operation of Plan provisions respecting exercise after termination of employment or service to the Company or an Affiliate and, except as otherwise provided herein, adjust any of the terms of any Award. The Administrator may also (A) accelerate the date on which any Award granted under the Plan becomes exercisable or (B) accelerate the vesting date or waive or adjust any condition imposed hereunder with respect to the vesting or exercisability of an Award, provided that the Administrator, in good faith, determines that such acceleration, waiver or other adjustment is necessary or desirable in light of extraordinary circumstances. Notwithstanding anything in the Plan to the contrary, no Award outstanding under the Plan may be repriced, regranted through cancellation, including cancellation in exchange for other Awards or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Award, or otherwise amended to reduce the exercise price applicable thereto (other than with respect to adjustments made in connection with a transaction or other change in the Company’s capitalization as described in  Section 12 ) without the approval of the Company’s stockholders.

(c) Determinations by the Administrator. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(d) Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject Shares to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.

19. Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Administrator may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of  Section 12 , no such amendment shall, without the approval of the stockholders of the Company:

(a) increase the maximum number of Shares for which Awards may be granted under this Plan;

(b) reduce the price at which Options may be granted below the price provided for in Section 6(a);

(c) reduce the exercise price of outstanding Options;

(d) extend the term of this Plan;

(e) change the class of persons eligible to be Participants;

(f) otherwise amend the Plan in any manner requiring stockholder approval by law or under the New York Stock Exchange listing requirements; or

(g) increase the individual maximum limits in Sections 5(c) and (d).

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Administrator determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

20. No Liability of Company

The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21. Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

22. Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

23. Arbitration of Disputes

In the event a Participant or other holder of an Award or person claiming a right under an Award or the Plan believes that a decision by the Administrator with respect to such person or Award was arbitrary or capricious, the person may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Participant or other Award holder has proven that the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision. Participants, Award holders and persons claiming rights under an Award or the Plan explicitly waive any right to judicial review.

Notice of demand for arbitration shall be made in writing to the Administrator within thirty (30) days after the applicable decision by the Administrator. The arbitrator shall be selected by those members of the Board who are neither members of the Compensation Committee of the Board nor employees of the Company or any Subsidiary. If there are no such members of the Board, the arbitrator shall be selected by the Board. The arbitrator shall be an individual who is an attorney licensed to practice law in the jurisdiction in which the Company’s headquarters are then located. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. Each side shall bear its own fees and expenses, including its own attorney’s fees, and each side shall bear one half of the arbitrator’s fees and expenses. The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.

24. No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates. Subject to  Sections 4  and  19 , this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its affiliates.

25. Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

26. Section 409A of the Code

(a) General. With respect to an Award that is subject to Section 409A of the Code, the Company intends (but cannot and does not guarantee) that the Award Agreement and this Plan comply with, or be exempt from, the requirements of Section 409A of the Code.  With respect to such Awards, the provisions of this Plan and the related Award Agreements shall be interpreted and administered in good faith compliance with the provisions of Section 409A of the Code as well as applicable guidance issued by the Internal Revenue Service and the Department of Treasury.  Notwithstanding anything in this Plan or any Award Agreement to the contrary, in the event that the Administrator determines that any Award is or may become subject to Section 409A of the Code, the Company may adopt such amendments to this Plan and the related Award Agreements, or adopt other policies and procedures that the Administrator determines necessary or appropriate to either comply with Section 409A of the Code or to exclude or exempt the Plan or any Award from the requirements of Section 409A of the Code.

(b) Payments to Specified Employees. Notwithstanding anything in the Plan or any Award Agreement to the contrary, in the event that a Participant is identified as a “specified employee” (as such term is defined in Section 409A of the Code) as of the date of such Participant’s Separation from Service, any Awards subject to Section 409A of the Code and payable upon the Participant’s Separation from Service, shall be paid on the first business day of the seventh month following the Participant’s Separation from Service, or if earlier, the date of the Participant’s death.

STANDARD PACIFIC CORP.
ATTN: MICHELLE VARELA
26 TECHNOLOGY DRIVE
IRVINE, CA 92618

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors Nominees	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 Kenneth L. Campbell
02 Bruce A. Choate
03 James L. Doti
04 Ronald R. Foell
05 Douglas C. Jacobs
06 David J. Matlin
07 F. Patt Schiewitz
08 Peter Schoels

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2 To approve the Company's amended and restated 2008 Equity Incentive Plan.	☐	☐	☐
3 To approve, by non-binding vote, the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:

	3 years	2 years	1 year	Abstain
4 To recommend, by non-binding vote, the frequency of future non-binding votes to approve the compensation of our named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

The Board of Directors recommends you vote AGAINST the following proposal:

	For	Against	Abstain
6 A stockholder proposal regarding the adoption of quantitative goals to reduce greenhouse gas emissions.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

0000096635_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Proxy Statement/Annual Report/10K Wrap is/are available at www.proxyvote.com .

STANDARD PACIFIC CORP.
Annual Meeting of Stockholders
May 18, 2011 10:30 AM Local Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s), revoking any proxy previously given, hereby constitute(s) and appoint(s) Scott D. Stowell, John M. Stephens and John P. Babel, or each of them, as his, her or its true and lawful agents and proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of voting stock of STANDARD PACIFIC CORP. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Standard Pacific Corp., 26 Technology Drive, Irvine CA 92618 on Wednesday, May 18, 2011 at 10:30 am local time, and at any adjournment or postponement thereof, on all matters coming before such meeting as set forth on the reverse hereof.

If a box is checked, your shares shall be voted in accordance with your instructions. If you fail to mark one of the boxes for a proposal, this proxy will be voted, in the case of the election of directors, FOR each of the listed nominees for director, FOR proposal 2, FOR proposal 3, for THREE years in the case of proposal 4, FOR proposal 5, AGAINST proposal 6 and in the discretion of the proxy holders on all other business that comes before the meeting or any postponement or adjournment thereof

0000096635_2 R1.0.0.11699

Continued and to be signed on reverse side